Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ShengdaTech, Inc.
(Exact name of registrant as specified in its charter)
Not Applicable
(Translation of Registrant’s name into English)

Nevada	26-2522031
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Unit 2003, East Tower, Zhong Rong Heng Rui International Plaza,
620 Zhang Yang Road, Pudong District, Shanghai 200122
People's Republic of Chin
86-21-58359979
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 664-1666
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jiannan Zhang, Esq.
Cadwalader, Wickersham & Taft LLP
China Central Place, Tower 2, 2301
79 Jianguo Road
Beijing 100025, People’s Republic of China
(86-10) 6599-7278

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the SEC pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (1)		Amount of registration fee (2)
Common Stock, par value $0.00001 per share (3)
Debt Securities (4)
Warrants (5)
Units (6)
Total			$150,000,000	(7)	$10,695

(1)
The amount to be registered, proposed maximum offering price per unit and proposed maximum aggregate offering price for each class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(2)	Calculated pursuant to Rule 457(o) under the Securities Act.
(3)
Subject to note 7 below, there is being registered hereunder an indeterminate number of shares of common stock and preferred stock of the registrant as may be sold from time to time by the registrant. Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(4)
Subject to note 7 below, there is being registered hereunder an indeterminate principal amount of debt securities of the registrant as may be sold from time to time by the registrant. If any debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount at maturity as shall result in aggregate gross proceeds to the registrant not to exceed $150,000,000, less the gross proceeds attributable to any securities previously issued pursuant to this registration statement.

(5)	Subject to note 7 below, there is being registered hereunder an indeterminate number of warrants to purchase common stock, preferred stock or debt securities of one or more series.
(6)	Subject to note 7 below, there is being registered hereunder an indeterminate number of units of the registrant as may be sold from time to time by the registrant.
(7)
In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $150,000,000, excluding accrued interest, if any, on any debt securities issued under this registration statement. The securities registered hereunder may be sold separately or as units with other securities hereunder.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to completion)	Dated June 15, 2010

$150,000,000
ShengdaTech, Inc.
Common Stock
Debt Securities
Warrants
Units

We may offer and sell, from time to time in one or more offerings, any combination of common stock, debt securities, warrants or units having an aggregate initial offering price not exceeding $150,000,000 (or its equivalent in foreign or composite currencies) on terms to be determined at the time of offering.

We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplement may also add, update or change information in this prospectus. Before you invest, we urge you to read carefully this prospectus and any prospectus supplement, as well as the documents incorporated by reference or deemed to be incorporated by reference into this prospectus.

We may sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. See “Plan of Distribution” in this prospectus. We reserve the sole right to accept, and together with our agents, dealers and underwriters reserve the right to reject, in whole or in part any proposed purchase of securities to be made directly or through agents, underwriters or dealers. If our agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth the names and the nature of our arrangements with them, including any applicable commissions or discounts.

Our common shares are listed on the Nasdaq Global Select Market under the symbol “SDTH.” On June 14, 2010, the last reported sale price of our common stock on The NASDAQ Global Select Market was $5.40 per share.

This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement.

Investing in our securities involves a high degree of risk. You should carefully read and consider the risk factors beginning on page 23 of this prospectus, as well as those included in the periodic and other reports we file with the Securities and Exchange Commission before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2010.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Under this shelf registration process, we may offer from time to time, in one or more offerings, securities having an aggregate initial offering price of up to $150,000,000 (or its equivalent in foreign or composite currencies).  This prospectus provides you with a general description of the securities that may be offered. Each time we offer securities under this shelf registration statement, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of the securities being offered. The prospectus supplement also may add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under the caption “Where You Can Find More Information,” before making an investment decision. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

We may sell securities through underwriters or dealers, through agents, directly to purchasers or through a combination of these methods. We and our agents reserve the sole right to accept or reject, in whole or in part, any proposed purchase of securities. The prospectus supplement, which we will provide to you each time we offer securities, will set forth the names of any underwriters, agents or others involved in the sale of securities and any applicable fee, commission or discount arrangements with them. See the information described below under the heading “Plan of Distribution.”

The terms “ShengdaTech,” “our,” “we” and “us,” as used in this prospectus, refer to ShengdaTech, Inc. and its wholly-owned subsidiaries, except where it is clear that the term refers only to the parent company.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain statements of a forward-looking nature. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995.

In some cases, these forward-looking statements can be identified by words or phrases such as “aim,” “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “is/are likely to,” “may,” “plan,” “potential,” “will” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things, statements relating to:

•	our expectations regarding the demand for NPCC and the market for coal-based chemicals;

•	our beliefs regarding the cost-effectiveness of our NPCC products;

•	our beliefs regarding the ability of NPCC to meet the demand for functional fillers;

•	our expectations regarding industry acceptance of NPCC as functional fillers;

•	our beliefs regarding our ability to develop a wide range of NPCC applications;

•	our expectations with respect to advancements in our technologies;

•	our beliefs regarding the competitiveness of our NPCC products;

•	our expectations regarding the scaling of our manufacturing capacity;

•	our expectations with respect to increased revenue growth and our ability to achieve higher profitability resulting from increases in our production volumes;

•	our expectations with respect to our ability to secure raw materials, especially lime stone and coal, in the future;

•	our future business development, results of operations and financial condition; and

•	competition from other manufacturers of NPCC products and coal-based chemicals.

We would like to caution you not to place undue reliance on these statements and you should read these statements in conjunction with the risk factors disclosed in the documents incorporated by reference any accompanying prospectus supplement for a more complete discussion of the risks of an investment in our securities and other risks outlined in our other filings with the SEC. The forward-looking statements included in this prospectus or incorporated by reference into this prospectus are made only as of the date of this prospectus or the date of the incorporated document, and we do not undertake any obligation to update the forward-looking statements except as required under applicable law.

OUR COMPANY

Overview

We are a leading and fast growing Chinese manufacturer of specialty additives. Our nano precipitated calcium carbonate (“NPCC”) products are used as functional additives in various products due to their special chemical and physical attributes. As a market leader of high-grade NPCC products, we use advanced processing technology to convert limestone into high quality NPCC products, which are sold to our customers in the tire, polyvinyl chloride (PVC) building materials, ink, paint, latex, adhesive, paper and polyethylene (PE) industries.

Prior to November 2008, we also manufactured, marketed and sold coal-based chemical products, namely, ammonium bicarbonate, liquid ammonia, methanol and melamine. We marketed and sold coal-based chemical products mainly as chemical fertilizers and raw materials for the production of organic and inorganic chemical products, including formaldehyde and pesticides.  On June 16, 2008, the Tai’an City Government, as part of China’s strengthening of environmental law enforcement reform, issued a notice directing Bangsheng Chemical Facility, our coal-based chemical facility in Tai’an City, to cease production due to the close proximity of our facility to residential and non-manufacturing business properties.  In accordance with the Tai’an City Government’s notice, we ceased production at our Bangsheng Chemical Facility on October 31, 2008. As a result, we recorded an impairment charge of approximately $3.9 million for Bangsheng Chemical Facility equipment in the fourth quarter of 2008. We do not believe there is additional impairment of assets in 2009 or for the three months ended March 31, 2010. In December 2009, the Company decided to discontinue our operations at Bangsheng Chemical Facility and to sell all of its operating assets and inventory. Although we discontinued the Bangsheng coal-based chemical operations, the Company is currently seeking other strategic opportunities in the chemical business.

Our Reorganization and Corporation Structure

We were organized as a Nevada corporation on May 11, 2001 under the name Zeolite Exploration Company for the purpose of acquiring, exploring and developing mineral properties. We conducted no material operations from the date of our organization until March 2006. On March 31, 2006, we consummated a share exchange pursuant to a Securities Purchase Agreement and Plan of Reorganization with Faith Bloom Limited, a British Virgin Islands company, and its stockholders. As a result of the share exchange, we acquired all of the issued and outstanding capital stock of Faith Bloom in exchange for a total of 50,957,603 shares of our common stock. The share exchange is accounted for as a recapitalization of Zeolite and resulted in a change in our fiscal year end from July 31 to December 31. Faith Bloom Limited was deemed to be the accounting acquiring entity in the share exchange and, accordingly, the financial information included in this annual report reflects the operations of Faith Bloom, as if Faith Bloom had acquired us.

Faith Bloom was organized on November 15, 2005 for the purpose of acquiring from Eastern Nanomaterials Pte. Ltd., a Singapore corporation, all of the capital shares of Shandong Haize Nanomaterials Co., Ltd and Shandong Bangsheng Chemical Co., Ltd., which are Chinese corporations engaged in the manufacture, marketing and sales of a variety of NPCC products and coal-based chemicals for use in various applications. On December 31, 2005, Faith Bloom acquired all of the capital shares of Shandong Haize Nanomaterials Co., Ltd and Shandong Bangsheng Chemical Co., Ltd.

As a result of the transactions described above, Shandong Haize Nanomaterials Co., Ltd and Shandong Bangsheng Chemical Co., Ltd. are wholly-owned subsidiaries of Faith Bloom, and Faith Bloom is a wholly-owned subsidiary of Zeolite. On April 4, 2006, Faith Bloom formed a wholly-owned subsidiary in Shaanxi, China to run the  NPCC facility in Shaanxi. Effective January 3, 2007, Zeolite changed its name to ShengdaTech, Inc.  On July 1, 2008, Faith Bloom formed a wholly-owned subsidiary in Zibo, Shandong to operate our new NPCC facility in Zibo.

On December 11 2009, Faith Bloom completed its acquisition of Anhui Chaodong Nanomaterials Science and Technology Co., Ltd. (“Chaodong”), a company located in Anhui Province, to operate our new NPCC facility in eastern China.  The name of Anhui Chaodong Nanomaterials Science and Technology Co. Ltd. was changed to Anhui Yuanzhong Nanomaterials Co., Ltd. (“Anhui Yuanzhong”) in April 2010.

Our corporate structure is depicted in the following chart:

* Anhui Yuanzhong Nanomaterials Co., Ltd is the new legal name of the acquired NPCC facility located in Anhui Province, formerly known as Chaodong Nanomaterials Science and Technology Co., Ltd.

Our Industry

The NPCC Markets in china

NPCC refers to ultrafine nano precipitated calcium carbonate, a synthetic industrial material made from limestone, which has an average particle diameter of less than 100 nanometers or 0.1 micron. The nano particle is smaller than the wavelength of visible light and provides characteristics such as narrow distribution range of grain-size and improved decentrality, which make the compounds suitable for many applications. In the filler and additive industry, traditional fillers, including precipitated calcium carbonate, have been used for years as a means to reduce material costs by replacing a portion of higher cost materials. The main functions of the traditional fillers are to occupy the space and act as cheap diluents of more expensive materials. NPCC is an emerging product in the functional filler and additive industry with numerous possibilities of new applications, many of which are yet to be developed. As functional additives, NPCC offers more additional benefits than traditional fillers. Due to its low cost and special chemical properties, NPCC has been widely used in the rubber, plastic, paint, ink, paper and adhesive manufacturing industries to improve product quality while maintaining or reducing costs. It can be used solely as an additive which contributes to the processing features of end products, or it can also be applied together with other fillers such as precipitated calcium carbonate, titanium oxide and silicon dioxide.

Compared to traditional fillers, NPCC offers a broad range of advantages when used as functional additives. These advantages include the following:

•	Enhanced performance of end products, including but not limited to improved durability, increased tensile strength, improved heat resistance and better stabilization; and

•	Reduced product cost through substitution of NPCC for more expensive materials.

While research into and manufacturing of NPCC in China began in the early l980s, the NPCC industry only recently experienced strong growth, resulting from increased awareness of its ability to replace other more expensive materials and its functionality to enhance the performance of various end products. In China, NPCC products are primarily used as functional additives in feedstock materials to the automobile, construction and consumer sectors. Typical feedstock materials that use NPCC include tires, PVC, PP (Polypropylene) and PE plastic materials, ink, paints and paper. China’s fast-growing economy and on-going nationwide urbanization progress have fueled the rapid development of the automobile, construction and consumer sectors, which in turn have driven the increasing demand for NPCC products in China. Driven by the consumption upgrade trend in China, an increasing number of manufacturers intend to use NPCC as a substitute for certain fillers or additives to improve the quality of their end products and to reduce production cost without sacrificing product quality. We believe that high-quality NPCC products will continue to benefit from the on-going and rapid development of the construction, automotive and printing industries. Frost & Sullivan indicates that the production volume was approximately 440,000MT in China in 2008 with sales of over RMB 1.2 billion. We believe that the development of the plastics, rubber, paper, construction coating and daily-use chemical industries in China will increase the demand for NPCC. With the maturity of NPCC technology and NPCC expansion in China, we believe that domestic products with superior quality and steady performance will gradually replacing the market share of exported products.

NPCC products have been primarily used in the following industries:

 Tire and Rubber

NPCC, when treated by a surface coating agent to improve compatibility, can fill the spatial structure in rubber and enhance the properties of certain rubber products, such as tires and latex. NPCC can be applied solely as an additive or used together with other fillers such as precipitated calcium carbonate, clay and carbon black to reduce expensive rubber content and to improve certain properties of the rubber products. NPCC is a rubber strengthening additive that can enhance the flexibility, break elongation, tear resistance, abrasion resistance and anti-aging performance of rubber and the use of NPCC provides a 10-20% overall improvement in performance measured by increased traction wave resistance, tear resistance, break elongation, tensile strength and aging resistance. In addition, NPCC can also partially substitute for certain more expensive materials such as carbon black and silicon dioxide, thus reducing the overall cost of manufacturing without negative impact on reinforcing and whitening features.

After the financial crisis in 2008, the automobile industry in China exhibited rebounding in 2009, benefiting from governmental support policies such as decreased tax rates. Currently, China has exceeded the United States and became the world’s largest automobile consumption nation with annual sales of 12,000,000 vehicles. In addition, the shrinking average life cycle for tires in China is creating additional demand. According to an article published by China Automotive Review in March 2008, Chinese car owners have shortened their average tire use period from 5 years to 2.5 years, which, in some developed areas, has decreased to as low as 2 years. In addition, multinational tire producers are beginning to establish worldwide production centers and export bases in China, which should support incremental tire demand. Therefore, we believe our NPCC product will obtain a larger market share in the rubber and tire fields.

Plastic Materials

Plastic materials, including PVC, PE and PP, are a significant end market for NPCC products. When modified with a surface coating agent, NPCC particles become compatible with organic substances which facilitate their use as a functional additive in plastic materials. Modified NPCC particles can be used in plastics such as PVC building materials to increase their tensile strength, flexibility, durability and heat resistance, to stabilize their dimensions and to improve color fastness and glossiness. In addition, NPCC can be used as a substitute for more expensive materials, such as silicon dioxide, which may considerably reduce the total cost of the end product.

China’s plastics industry has been growing in the past decade, supported by the nationwide urbanization progress, which is expected to continue through the next decade. The development plans for China’s countryside, as laid out by the central government in China’s 11th Five-Year Plan (2006-2010), requires large amounts of film, pipes and house surfacing products, which should drive future demand for PVC, PE and PP synthetic plastic materials. According to China Plastic Enterprise Listing, the output of PVC was 8.8 million metric tons in 2008, an 5.3% decrease year over year; the output of PE reached 6.9 million metric tons in 2008, an increase of 0.5% year over year; the output of PP was 7.3 million metric tons in 2008, an increase of 3.5% year over year.

Paper

We believe that China’s paper industry represents large untapped market opportunities for domestic NPCC manufacturers. NPCC can be used as a functional additive for newsprint paper, coating paper and specialty paper products. NPCC can improve the glossiness, whiteness, opacity and printability of paper products, while reducing the requirement for more expensive titanium dioxide or kaolin. China’s paper industry is currently migrating from acid sizing to alkaline sizing in the production process. This migration increases the market opportunity for NPCC, which can only be applied in the alkaline papermaking process. According to statistics published by China Paper Association, the country’s total paper production reached 79.8 million tons in 2008, an increase of 8.57% year over year. With improving standards of living and the advancement of domestic papermaking technologies, China’s paper industry is expected to continue to develop and migrate to higher value-added products, which should create incremental demand and increase the range of applications for NPCC products.

Paints, Ink and Adhesives

NPCC products have a range of other applications in the construction and automotive industries, including surface coatings, oil-based paints, adhesives and sealants. NPCC has also been widely used as an additive in oil-based printing inks. When used as a substitute of certain more expensive materials such as titanium dioxide or kaolin, NPCC can reduce component cost as well as maintain or reinforce the features of the end products. China is currently experiencing a wave of personal consumption upgrades and an in-depth reform in housing policies, which will result in incremental demand for diversified and improved paints, coatings and adhesives. According to the EconTrends sector reports published by ISI Emerging Markets in 2007, coating manufacturing sector revenue increased from RMB 40.9 billion in 2003 to RMB 92.9 billion in 2006 with a CAGR of 31.4% and ink sector revenue increased from RMB 6.3 billion in 2003 to RMB 13.2 billion in 2006 with a CAGR of 28.0%.

The Coal-based Chemical Markets in China

Prior to November 2008, our coal-based chemical products included ammonium bicarbonate, liquid ammonia, methanol and melamine. In December 2009, we decided to discontinue our operations at our Bangsheng Chemical Facility and to sell all of its fixed assets and inventory. The facility ceased production at the end of October 2008.

Our Business

We are a leading and fast growing manufacturer of specialty additives in China. Prior to November 2008, we were also a coal-based chemical products manufacturer in Shandong Province. Our NPCC products are used as functional additives in various products due to their chemical and physical attributes. As a market leader of high-grade NPCC products, we use advanced processing technology to convert limestone into high quality NPCC products, which are sold to our customers in the tire, polyvinyl chloride (PVC) building materials, ink, paint, latex, adhesive, paper and polyethylene (PE) industries. In 2009, we generated approximately 99.7% of our income from sales of NPCC products. For the three months ended March 31, 2010, we generated 100% of our income from sales of NPCC products.

Prior to November 2008, we also manufactured, marketed and sold coal-based chemical products, namely, ammonium bicarbonate, liquid ammonia, methanol and melamine primarily for use as chemical fertilizers and raw materials for the production of organic and inorganic chemical products, including formaldehyde and pesticides. On June 16, 2008, the Tai’an City Government, as part of China’s strengthening of environmental law enforcement reform, issued a notice directing our coal-based chemical facility in Tai’an City ("Bangsheng Chemical Facility") to cease production due to the close proximity of the Bangsheng Chemical Facility to residential and non-manufacturing business properties. In accordance with the Tai’an City Government’s notice, we ceased production at Bangsheng Chemical Facility on October 31, 2008. In 2009, approximately 0.3% of our income was generated from the sale of residual coal inventory from the Bangsheng Chemical Facility after it ceased operations. For the three months ended March 31, 2010, no income was generated from our discontinued operations. Although we discontinued the Bangsheng coal-based chemical operations, the Company is currently seeking other strategic opportunities in the chemical business.

Nano Precipitated Calcium Carbonate

We commenced our NPCC operations in 2001 with the installation of our first NPCC production line, which had an annual production capacity of 10,000 metric tons, in Tai’an, Shandong Province. As of March 31, 2010, we have increased our total annual NPCC production capacity to 250,000 metric tons. We are currently the largest Chinese manufacturer of NPCC products in terms of production capacity, according to China Chemical News Weekly. We produced approximately 47.4% of the total NPCC products manufactured in China in 2008. We believe that we are the largest and the fastest-growing NPCC manufacturer in China and the first NPCC manufacture that supplies NPCC products to the tire industry in China.

In August 2009, we, through our wholly-owned subsidiary Faith Bloom Limited, entered into an Equity Transfer Agreement with Anhui Chaodong Cement Co., Ltd., a company incorporated under the laws of the People’s Republic of China, pursuant to which Faith Bloom acquired the entire equity of Chaodong, a PRC company and wholly-owned subsidiary of Anhui Chaodong Cement Co., Ltd. Chaodong was an inactive manufacturer of nano precipitated calcium carbonate, and its assets include mining rights to reserves of approximately 13.2 million tons of limestone and existing buildings and equipment. The acquisition was approved by the Chinese government in November 2009. Anhui Chaodong Cement Co., Ltd. and Chaodong are not affiliates of the Company or any of the Company’s directors or officers. On December 11, 2009, we completed our acquisition of Anhui Chaodong Nanomaterials Science and Technology Co., Ltd, which has an annual capacity of 10,000 metric tons. The Chaodong facility started production at the end of May 2010 after we completed certain repairs and maintenances of the acquired facility and equipment and certain technological upgrades consistent with our Shandong facility.  The name of Anhui Chaodong Nanomaterials Science and Technology Co., Ltd. was changed to Anhui Yuanzhong Nanomaterials Co., Ltd. (“Anhui Yuanzhong”) in April 2010.

On August 28, 2009, Faith Bloom entered into a Project Investment Contract (the “Investment Agreement”) with the local government of Hanshan County, Anhui Province, PRC (the “local government”).  Pursuant to the Investment Agreement, the Company will invest RMB 1,200,000,000 (approximately $175.7 million) in several phases by 2013, which includes an investment in a new NPCC project with capacity to manufacture 200,000 tons of NPCC per year and the purchase of approximately 341,335 square meters (approximately 84.35 acres) of land use rights. The local government has also agreed to grant the Company mining rights to certain limestone reserves. In addition, land use rights and mining rights grants are also subject to further local government administrative processes.

The Company made a prepayment for land use right of approximately RMB19,940,508 (approximately $2.9 million) to the local government during the three months ended March 31, 2010 as a refundable deposit for land use rights.  On April 16, 2010, the Company was notified by the Bureau of Land and Resources of Hanshan County that the land use rights of 335,889 square meters (approximately 83.00 acres) for the expansion of the Anhui Yuanzhong plant facilities had been granted to the Company after completion of the local government administrative approval processes. The Company made a payment of RMB 20,000,000 (approximately $2.9M) in April 2010 and subsequently made additional payments of RMB 70,690,030 (approximately $10.3M) in May 2010. We expect to complete the administrative approval procedure for the purchase of this particular land use in second quarter 2010.

In addition, on August 28, 2009, the Company entered into an agreement with the local government to purchase the land use rights for approximately 66,767 square meters (16.50 acres) of land (the “Land Use Right Agreement”) for use in the operations of Anhui Yuanzhong.  The Land Use Right Agreement is subject to local government approval after the completion of certain local administrative processes.

In 2007, we established a research and development center in Pudong, Shanghai, which is dedicated to the research and development of NPCC applications. Our research and development center has attracted NPCC researchers and scholars with advanced degrees in chemistry and materials science who primarily focus on improving the quality of our existing NPCC products and developing innovative NPCC products for new applications. As an example, we developed new NPCC products for use in the paper and PE industries and began receiving orders from paper manufacturers in 2007 and from PE customers in February 2008. In addition, we expect to begin selling our newly developed NPCC products to the asphalt and PVC plastic glove markets in the near future. Currently, our product is undergoing trials with five potential asphalt industry customers.

We currently sell our NPCC products in Shandong Province, the Yangtze River Delta and other parts of China through resident sales representatives. Internationally, in 2009, the countries we target our products for export decreased from nine to five, consisting of Singapore, Thailand, South Korea, Malaysia and India, primarily due to the 2008 financial crisis. International sales decreased from 10% of the total NPCC sales revenue in 2008 to 7% in 2009. In July 2009, we established a new international sales team at our offices in Shanghai, China. In January 2010, we strengthened our international sales and marketing efforts by appointing Mr. Gary Cao, who has over 12 years of experience as a sales and marketing director for leading chemical companies in China and the Asia Pacific region, as our new international marketing director. We believe international sales and marketing will make more contribution to our business as the worldwide economy recovers.

Revenue and Net Income

Our revenue and net income from continuing operations have increased steadily since 2006. In 2009, our revenue was $102.1 million and our net income was $23.6 million.

Our Competitive Strengths

We believe that our following competitive strengths enable us to compete effectively and to capitalize on the growth opportunities in the NPCC market:

Leading market position in the NPCC industry

•
Significant production capacity: We are currently the largest manufacturer of NPCC products in China with production capacity of 250,000 metric tons per year. Our facility in Zibo, Shandong Province has an ultimate plant capability of 240,000 metric tons per year, including the current 60,000 metric tons capacity. On December 11, 2009, we completed our acquisition of an NPCC manufacture in Anhui Province - Anhui Yuanzhong Nano Material Co., Ltd, which has an annual capacity of 10,000 metric tons. The Anhui Yuanzhong facility started production in late May 2010 after we completed certain repairs and maintenance of the acquired facility and equipment and performed certain technological upgrades consistent with our Shandong facility. In August 2009, we, through Faith Bloom Limited entered into a Project Investment Contract with the local government of Hanshan County, Anhui Province to expand the existing production capacity of Anhui Yuanzhong to add another 200,000 tons. When all the capacity expansion projects are completed, we expect to increase our NPCC production capacity to 640,000 metric tons per year. Due to our large production capacity, we believe we are strongly positioned to retain existing customers and attract new customers.

•
Advanced production technology and facilities: At our facility in Xianyang, Shaanxi Province and Zibo facility, Shandong Province, we employ a proprietary membrane-dispersion technology co-developed with Tsinghua University. We have an exclusive right to use this patent, and our new facility in Anhui Yuanzhong to be built in addition to the existing 10,000 metric tons of capacity will continue to apply the same technology. The existing 10,000 metric tons of capacity in Anhui Yuanzhong will continue to use ultra gravity technology. This advanced technology enables us to manufacture NPCC products of higher quality and at lower costs than NPCC products produced using the ultra gravity precipitation technology widely used in the industry.

•
In cooperation with Qingdao University of Science and Technology since September 2004, we have developed proprietary formulas for modifying NPCC products to suit particular end products. With these formulas, we have developed NPCC products for the tire, PVC building material, ink and paint industries.

•
We utilize stainless steel equipment for the phase II and phase III production of 40,000 metric tons per year and 60,000 metric tons per year, respectively, in our Shaanxi facility. Our phase I facility in Zibo, Shandong utilizes the same stainless steel equipment, and the same equipment will be further utilized in the expansion of our Zibo facility and new Anhui Yuanzhong facility. In addition to yielding improved purity of NPCC products, these stainless steel lines require one-third less maintenance time than carbon steel lines, and have an expected life of 30 years compared to 15 years for carbon steel lines.

•
Strong customer relationships: We have formed strong relationships with our existing NPCC customers through the process of customer development, which generally takes four to seven months or longer and involves intensive sample testing. In general, we have enjoyed good relationships with our customers, which we believe is based on our high product quality and strong cooperative relations and communications with customers. We believe that the high cost of switching NPCC providers provides a strong barrier to new market entrants.

Low-cost production base and scalable NPCC manufacturing capacity

We believe we are a low-cost producer of NPCC products. Our location in China provides us with access to low-cost utilities, rent, expert research and reduced labor costs. In addition, our close proximity to a limestone quarries in Xianyang, Shaanxi Province, Zibo, Shandong Province and Chaodong, Anhui Province enables us to minimize transportation cost for limestone.

We have the ability to scale our production facilities to cost-effectively manufacture NPCC in large volumes. We commenced commercial NPCC operations in 2001 with the opening of our first NPCC line located in Tai’an City, Shandong Province with a manufacturing capacity of 10,000 metric tons per year. We have since expanded our total NPCC production capacity to 250,000 metric tons as of March 31 2010, and we plan to expand our newly acquired Anhui Yuanzhong NPCC facility in Anhui province located in eastern China in several phases to eventually achieve an additional annual production capacity of 200,000 metric tons by 2013, based on market demand.

Broad and diverse NPCC customer base

Our NPCC customer base has increased from 53 in 2003 to 142 in the first quarter of 2010, including 136 domestic customers and six international customers. We continue to focus on broadening and diversifying our customer base. Our continuing marketing efforts through exhibitions, e-business platforms and our sales office network have enabled us to develop and serve customers quickly and efficiently. Referrals from existing customers are one of our major marketing sources. We are actively engaged in exploring and securing opportunities in a variety of markets, including the paper and paint industries within China and internationally. As of May 31, we have engaged or have begun sample testing for 48 potential customers in the PP, rubber, adhesive, latex and asphalt industries. We generally convert approximately 50% of these leads into revenue producing customers, which further diversifies our customer base.

Strong NPCC research and development capability

•
In-house research and development center: We own a research and development center in Pudong, Shanghai, which is exclusively used for NPCC research and development. As of May 31, we employ 32 research and development staff with advanced degrees and specializations in NPCC development. Our research team primarily focuses on improving the quality of our existing NPCC products as well as developing innovative NPCC products for new applications.

•
Strategic alliances with universities: We have a strong track record of working in partnership with various universities to develop new NPCC technologies and products. In collaboration with Tsinghua University, we jointly developed the membrane-dispersion technology for producing NPCC, which was patented in November 2007. We have an exclusive right to use this patent until September 2025. We will continue to consider working with external institutions on a selective basis to further develop our NPCC products.

Experienced management team

We have an experienced management team with a proven track record of developing and expanding our operations. Mr. Xiangzhi Chen, our President and Chief Executive Officer, is a pioneer in the NPCC industry in China and has led the NPCC sales growth of the Company from $14.6 million in 2005 to $102.1 million in 2009 while enhancing profitability. Most of our senior management have worked together as a team for over eight years and have extensive experience in the NPCC industry. Our management team’s strong industry expertise and execution capabilities have enabled us to significantly ramp up our NPCC production within a short period of time.

Our Strategies

We are primarily focused on the development, manufacture and marketing of NPCC products to capitalize on the rising demand of these products within a broad range of industries and applications. We strive to become the market leader of NPCC products worldwide and plan to implement the following specific strategies to achieve our goal:

Expand production capacity and capitalize on economies of scale

We currently have an installed annual NPCC production capacity of 250,000 metric tons. Demand for NPCC products in China is expected to increase to 750,000 metric tons by 2010. We have constructed a new facility in Zibo, Shandong Province with a total projected capacity of 240,000 metric tons and acquired Anhui Yuanzhong in Anhui province, which has a current capacity of 10,000 metric tons. In connection with the acquisition of the Anhui Yuanzhong NPCC facility, we anticipate investing in several phases to support an additional annual production capacity of 200,000 tons by 2013, based on market demand. We believe that capacity expansion will provide us with improved economies of scale in purchasing raw materials and strengthen our position in negotiations with various suppliers. In addition, we believe that we will also enjoy improved government incentives as we expand our business to new locations given our established leadership position in the NPCC industry.

Continue to focus on research and development

•
Improve product quality: The membrane-dispersion technology, jointly developed by us and Tsinghua University and deployed at our NPCC facility in Xianyang, Shaanxi Province, and our NPCC facility in Zibo, Shandong province, improves our production stability and yield of nano particles. Our Tai’an NPCC facility was ISO 9001 certified in 2003 and our NPCC products were awarded “Shandong Top Brand” at the end of 2006. Our NPCC facility in Xianyang, Shaanxi Province was ISO 9001 certified in 2008. Our research and development team is focused on continuously improving the quality of our NPCC products, reducing production costs and enhancing value for our customers.

•
Develop innovative NPCC products for application in new end markets: We have developed NPCC products for various end markets using our proprietary technology for particle modification. This technology enables us to modify the property of a particular NPCC product so that it integrates well with, and improves the general property of, a particular end product to which the NPCC product serves as a functional additive. We will continue to focus significant research and development efforts on developing new NPCC products for new markets to contribute to our long-term sustainable growth.

Strengthen sales and marketing efforts

We have established long-standing relationships with a broad base of customers in China. We believe that demand for our NPCC products will continue to grow with the strength of our current end markets in combination with the addition of new markets and applications. Our sales and marketing staff systematically target new industries where our NPCC products can add value to potential customers. Our sales and marketing materials are especially designed to clearly outline the features of our NPCC products and demonstrate the value of NPCC products for selected end markets. We also deploy our sales staff in strategic locations, which allows quick responses to customer inquiries and customized assistance. We intend to continue to increase our sales in overseas markets by establishing overseas sales offices and utilizing appropriate e-business platforms to promote our NPCC products in international markets. We are also exploring options to sell our NPCC products to overseas markets through third party distributors.

Seek selective acquisitions and strategic investments

We are actively seeking selective acquisitions and strategic investment opportunities in the NPCC and chemical businesses, with the goal of integrating acquisitions into our existing businesses. We will be opportunistic in expanding our operations by acquiring underperforming enterprises at reasonable valuations or undertaking new projects. We seek transactions that will add scale to our existing business lines, broaden our distribution reach and product offerings, and help us to develop a stronger market presence.

Our Products

Our key applications for our NPCC products and their respective end markets are as follows:

NPCC Applications	Primary Use

Rubber	Additive for tires

Plastic	Additive for PVC building materials and polyethylene (PE)

Paint and ink	Additive for ink and water-based and oil-based paints

Latex	Additive for latex gloves

Adhesive	Additive for high-grade silicone adhesive and polysulfide sealant

Paper	Additive for coating paper

Our NPCC business focuses on the production of high-quality and low-cost NPCC products. We plan to increase our sales volume and gain market share in NPCC products. Our NPCC business has strong positions in the tire and PVC building materials markets, and has expanded into ink, paint, latex and adhesives. To further diversify our customer base, we are researching and developing new applications in various areas.

We have established effective quality assurance systems for our NPCC products. Our Tai’an NPCC facility was ISO 9001 certified since 2003 and our NPCC products were awarded “Shandong Top Brand” at the end of 2006. Our NPCC facility in Xianyang, Shaanxi Province was ISO 9001 certificated in 2008.

Intellectual Property

We jointly own a patent with Tsinghua University for advanced NPCC particle production technology based on membrane-dispersion techniques. This patent was officially issued in November 2007 and will expire on September 9, 2025.

We also utilize a proprietary technique for NPCC chemical modification to tailor our NPCC particles to the end product and add value to our customers.

We utilize a trademark for our NPCC products, which is licensed by our related party and registered with the Trademark Office of the State Administration for Industry and Commerce of China, relating to the Chinese words “盛科 (Shengke)” As approved by our related party, we have permanent, free rights to use this trademark.

The trademark for our coal-based chemical products, relating to the Chinese words “泰丰 (Taifeng),” is also registered with the Trademark Office of the State Administration for Industry and Commerce of China. We expect the trademark will be beneficial to our potential strategic opportunities in the chemical business in the future.

Research and Development Efforts

As of May 31, 2010, we have 32 members in our research and development team. Among them, 19 hold Ph.D. degrees, 13 hold Masters degrees and most have worked in the NPCC research field for more than four years.  Mr. Xiaochuan Zhu, our Director of Research and Development and Xu Zhude, our lead research consultant, both with more than 10 years of experience, are leading our effort to develop and improve the proprietary technology for chemical modification in NPCC products. This new technology can be used to modify the property of a specific NPCC product to fit a particular end product and, in addition, improve the property of such end product. Recently, much progress has been made in the applications in paper, PE and asphalt products. With this new technology, tires, PVC building materials, paints, adhesives and paper of equal or better quality can be made at a lower cost. We are also developing NPCC products for other applications, including extensions of existed products and new products such as epoxy resin, cosmetics and asphalt.

Our research and development activities are a three-stage process. During the first stage, we apply surface coating agents to NPCC according to different pre-designed formulas for comparative studies. The modified NPCC is tested for mass, size, oil absorbance and other traits to determine if it displays the appropriate features. During the second stage, approximately two kilograms of NPCC product is produced with lab equipment using a formula selected at the first stage. The NPCC product produced is applied to an end product such as a tire, paint or ink. The end product is then tested for a set of properties and other parameters to determine if they meet expectations. If the formula is successful at the second stage, it will be further tested. During the third stage, several tons of the NPCC products are manufactured at the NPCC facility using the formula that passed the second test and is sent to potential customers for an industrial scale test. Our research and development staff is dispatched to such customers’ sites to assist with the test.

We are focused on further developing and improving our core manufacturing technologies so that we can expand our product lines and reduce overall costs. In 2009, we completed samples testing of our NPCC products with approximately 40 companies in various industries, such as PVC, rubber, adhesive, latex and coating. Of these 40 companies, 30 companies have begun or are ready to purchase after the first round of testing and 10 companies have indicated interest in further testing, and we consider most of them to be potential new customers. As of March 31, 2010, we had 48 potential customers in the final stage of our sample testing process.

We had previously entered into joint development agreements with Tsinghua University and Qingdao University of Science and Technology to develop new NPCC technologies. Under the agreement with Qingdao University of Science and Technology, we have exclusive ownership to any technology developed. Under the agreement with Tsinghua University, we jointly own any technology developed and have an exclusive right to use such technology. Our joint program with Tsinghua University has produced a membrane-dispersion patent which was granted by the Patent Office of the State Intellectual Property Office of China in November 2007.

In addition, we have adopted advanced membrane-dispersion technology in the production process at our Xianyang, Shaanxi facility and our Zibo, Shandong facility with phase I capacity of 60,000 metric tons. This technology not only reduces production cost, but also enables us to have better control of the size and consistency of the nano-particles, which greatly improves our NPCC product quality. Our research and development center in Pudong, Shanghai, China is our base for training research and technical personnel and developing proprietary technologies. We believe that this research and development center is sufficient to meet our current research and development needs and we are in a good position to attract qualified research personnel at a reasonable cost. Thus, we are currently conducting our research and development internally, and have terminated our research and development cooperation with Tsinghua University and Qingdao University of Science and Technology.

Sales and Marketing

As of May 31, 2010, our sales team consists of 55 employees, 32 of which are devoted to domestic sales and 23 of which are devoted to international sales. To expand distribution channels and increase our market share, we will continue our efforts on our international sales team construction and regularly attend industry fairs and exhibitions. We have become a member of www.alibaba.com.cn, the largest business-to-business Internet portal in China.

Through our sales and marketing efforts, we have established our leadership in the NPCC industry in China, particularly for applications in the tire and PVC building materials markets. We have successfully entered the oil-based paint and paper industries. We are now actively marketing our NPCC products to major international companies in the adhesive industry and our products in the asphalt industry are under testing processes domestically. We plan to begin supplying our products to certain major international companies in the adhesive industry and to domestic asphalt manufacturers.

At present, our NPCC products are primarily sold and marketed directly by our sales and marketing staff. Our NPCC products are mainly sold in Shandong Province, Yangtze River Delta and several other provinces in northern and eastern China. We are actively expanding our NPCC marketing network into other parts of China and have resident sales representatives in multiple locations in China including Shanghai, Xi’an, and Dongying, Shandong Province. We have also successfully expanded into the international market for NPCC; we have sold our NPCC products to Asian countries, including Singapore, Thailand, South Korea, Malaysia and India. Additionally, our international sales department is actively testing our products with customers in North America.

Suppliers

In 2009, the cost of raw materials accounted for approximately 63.8% of our total production cost. Soft coal, modification agents, anthracite and limestone are the major raw materials for producing NPCC products.

We have multiple suppliers for all of our major raw materials, except for modification agents. Soft coal and anthracite are in abundant supply in China with a large number of suppliers. We are currently considering increasing our supplier partners for modification agents or potentially producing them internally.

Given the importance of certain key raw materials such as coal and limestone to our business, we believe we have sufficient mining right over high quality limestone in Shaanxi and our newly acquired Anhui Yuanzhong facility. We are currently in negotiations with the government regarding the price and payment terms for our mining rights at our Zibo, Shandong facility. Our Tai’an, Shandong facility has established company procedures involving control of raw material procurement.

Supplier Management System

Although most of our key raw materials are widely available in China, the price for certain raw materials such as coal has been fluctuating greatly in the past few years, which has affected our profit margin. We have adopted measures to reduce risks in raw material supply costs, including establishing long-term relationships with suppliers, diversifying supply sources, and seeking long-term contracts with suppliers.

Purchasing Procedures with View to Quality and Stability of Suppliers

Purchasing activities are conducted in accordance with our standard purchasing procedures. Potential suppliers are provided with our quality standards for the raw material and are invited to make initial offers, which are compared objectively according to relevant quality guidelines. After validating various suppliers’ services and capabilities for quality and stable supply, we select the qualified supplier with the lowest price. Our finance department has also established an oversight process by appointing individuals to conduct independent market research of key raw material prices periodically. We have implemented a standard procedure to insure that all purchasing requirements are strictly adhered to.

Major Suppliers

The table below lists our major suppliers for the three months ended March 31, 2010.

Major Suppliers for NPCC Business

	Suppliers	Amount Purchased in Q1 2010 (USD million)	% of Total purchases in Q1 2010
Anthracite	Xintai Liantai Material Co., Ltd	1.28	8.34%
Anthracite and soft coal	Xianyang Chuangfa Trading Co., Ltd.	2.14	13.98%
Modification agent	Qingdao Siwei Chemical Co. Ltd.	1.02	6.63%
Limestone and soft coal	Qianxian Tianhe Mining Industry LLC	1.45	9.44%

 Our Major Customers

We sell our NPCC products to customers in the tire, polyvinyl chloride (PVC) building materials, ink, paint, latex, adhesive, paper and polyethylene (PE) industries, which are mainly located in Shandong Province, the Yangtze River Delta and other parts of northern and eastern China. Most of our top NPCC customers are large-scale manufacturers of tires and PVC building materials. We have long-term relationships with most of our customers in the NPCC business.

For the three months ended 31 March 2010, sales to our top five NPCC customers accounted for 8.98% of total NPCC sales.

Major Customers of our NPCC Products

Name	Industry	Amount of Sale in 2010 Q1 (USD Million)	Percentage of Total Sales
Beijing Xiling	PE	0.57	1.87%
Zhengzhou Zhongyuan	PE	0.56	1.86%
Qingdao Yongwei	PE	0.54	1.80%
Total		1.67	5.53%

Zhaoyuan Li’ao	Tire	0.53	1.74%
Double Star Tire	Tire	0.52	1.71%
Total		1.05	3.45%

Competition

We are subject to intense competition. Some of our competitors have greater financial resources, larger staff, and better established market recognition in both domestic and international markets than us.

For our NPCC products, we compete based upon proprietary technologies, manufacturing capacity, product quality, product cost and ability to produce a diverse range of products. Our competitors include NPCC manufacturers both within China and around the world. Below is a list of Chinese NPCC manufacturers based on the markets in which we sell our products.

NPCC manufacturers in China

Name	Production Capacity (mt/year)
ShengdaTech, Inc.	250,000
Jiawei	170,000
Tianze	100,000
Yaohua	50,000
Guangping	30,000
CZ Calicum Carbonate	20,000
Keli	20,000
Perfection	15,000
BJ Chemical Building Material	14,000
Others	125,000

Source: Frost & Sullivan Report dated November 10, 2008 - Analysis of the Chinese Nano Precipitated Calcium Carbonate Market

We also face competition from certain well-established foreign chemical companies, including Imperial Chemical Industries Limited (ICI). Solvay S.A., Minerals Technologies Inc., and Shiraishi Calcium Kaisha Ltd. For example, competition for our NPCC products in the paper and ink industries primarily comes from Japanese manufacturers such as Shiraishi Calcium Kaisha, which sells to Chinese automobile paint makers and Japanese ink makers in China.

Regulation

The Chinese government often adopts temporary measures to achieve its short-term economic goals. For example, it issued policies that encourage farmers in China to increase their production of grains in order to boost the income of Chinese farmers and enhance China’s national security.

Our business is also regulated by a number of authorities which license the production of coal-based chemical products such as those we manufactured at our Bangsheng Chemical Facility prior to November 2008. Our NPCC facilities are not required to obtain Production Safety Licenses.

In China, waste gas and water discharges in our manufacturing processes are regulated and must meet certain standards under China’s environmental laws and regulations. The local branch of China’s Administration of Environmental Protection samples and tests our gas and water discharge regularly. The specifications of these discharges must be consistent with the regulations for industrial waste water and gas and relevant laws and standards, including the Water Pollution Discharge Standard for the Synthetic Ammonia Industry issued by the China Administration of Environmental Protection.

Pursuant to the Environment Impact Assessment Law, which came into effect on September 1, 2003, construction or expansion of our NPCC facilities is subject to environment impact assessment procedures by local environmental protection authorities in China, including the acceptance of environment impact assessment reports of each project by the environmental protection authorities. We currently have a total production capacity of 250,000 tons of NPCC per year in Shaanxi and Shandong, and we have passed environment impact assessment for 20,000 metric tons NPCC production capacity in our Shaanxi facility and 10,000 metric tons of NPCC production capacity in our Shandong facility. The remaining capacity has not yet passed the assessment. The local environmental regulatory department in Qian County, where our Shaanxi facility is located, has orally advised us that we could complete the environment impact assessment procedures after all of our expansions have been completed as our planned production lines share the same facilities. However, if the environmental regulatory department in Xianyang or at a higher level determines that we are not compliant with the Environment Impact Assessment Law, we may be subject to fines or other legal sanctions. Although we have not been punished by any environmental regulatory department, we cannot assure you that the government will take the same position in future.

Employees

As of March 31, 2010, we employed 1,068 full-time employees. Of our total employees, 12.8% are management personnel, 4.6% are sales staff members and 2.3% are R&D staff members. We believe that we maintain a satisfactory working relationship with our employees, and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations.

As required by applicable Chinese law, we have entered into employment contracts, which include confidentiality and non-compete provisions prohibiting employees from disclosing our trade secrets or using trade secrets for purposes other than benefiting us, with all employees.

Our employees in China participate in a state pension program organized by Chinese municipal and provincial governments. We are required to contribute to the program at the rate of 20% of the average monthly salary of our employees. In addition, we are required by Chinese law to cover employees in China with other types of social insurance. Our total contribution may amount to as much as 30% or more of the average employee monthly salary. We have purchased social insurance for all of our employees who voluntarily participate in the social insurance program. Social insurance expenses were approximately $347,287, $567,741 and $129,782 for fiscal years 2009, 2008, and the three months ended March 31, 2010, respectively.

Pursuant to Chinese laws, our Chinese subsidiaries are required to establish housing accumulation funds for their employees and to contribute to the funds at a certain percentage of the monthly salary of each employee. Failure to comply with such obligation may subject our Chinese subsidiaries to fines not exceeding approximately $7,200 for each subsidiary. We have established housing accumulation funds for our qualified employees as of December 2008.

RISK FACTORS

Risks Related To Our Business and Operations

Subsequent to the cease of production of our coal-based chemical production facility on October 31, 2008, we generate all of our revenue from sales of our NPCC products and a reduction in revenue from our NPCC products would cause our revenue to decline and could materially harm our business. After we ceased production at our Bangsheng Chemical Facility on October 31, 2008 in compliance with the directive from the Tai’an City Government, we no longer generate revenue from the sale of coal-based chemical products and derive all of our revenue from the sale of our NPCC products. As of December 31, 2009, the Bangsheng coal-based chemical operations have been discontinued. For the year ended December 31, 2009, our sales of NPCC products were approximately $102.1 million, or 99.7% of our total revenue and the other 0.3% or $295,899 comes from sales of coal inventory of Bangsheng Chemical Facility. Going forward, continued market acceptance of our NPCC products will remain important to our success, and a reduction in revenue from the sale of our NPCC products will materially harm our business, financial condition and results of operations.

We may not be able to maintain our lead in NPCC technology. At present, we are the largest manufacturer of NPCC products in China in terms of production capacity. Our competitive edge depends heavily on the new technology employed in our NPCC manufacturing process. We adopted the ultra gravity precipitation technology in the manufacturing process in our Tai’an facility.  In our facility in Shaanxi, we deployed the membrane-dispersion technology co-developed and co-owned with Tsinghua University.  The same membrane-dispersion technology is utilized in our facility in Zibo, Shandong. We currently have 15 years remaining of our exclusive right to use this technology. At this time, other than maintaining our own research and development center in Shanghai, we are not working in partnership with any universities or research institutions.  The growth of our business and development of new technology may require that we seek external collaborative partners for research and development.  We cannot assure you that we will be able to enter into agreements with collaborative partners on terms acceptable to us, if any at all.  In addition, if more advanced technology is developed for the manufacturing of NPCC by our competitors, we may lose our competitive advantage and our results of operations may be adversely affected.

Our NPCC products have limited application.  We may not be able to increase the market for our NPCC products.  Presently, our existing NPCC products are used as functional additives for tire, polyvinyl chloride (PVC) building materials, ink, paint, latex, adhesive, paper and polyethylene (PE) industries.  Our products, therefore, depend heavily on a limited number of industries.  Our growth potential may be limited if we cannot expand the markets for our existing NPCC products or develop new products for other industries.  Although we have increased our research and development efforts to expand the range of applications of our NPCC products, there is no assurance that we will succeed in our efforts.

We may not be able to continue to produce high-quality NPCC products, which may negatively impact our business.  We believe that our NPCC products are in demand because of their high quality.  We maintain quality control standard procedures and expect our employees to strictly comply with these procedures.  We also apply a distribution control system in NPCC production to ensure process control and stability.  If the quality of any of our products deteriorates due to any reason such as the failure to implement our quality control and distribution control systems, delays in shipments, cancellations of orders or customer returns and complaints, then our reputation may be harmed.  In addition, we purchase raw materials such as limestone and modification agents from third-party suppliers.  We may be unable to exercise the same degree of quality control over these third-party production facilities as we can over our own facilities.  Any quality problems associated with the raw materials produced by these third-party producers or suspension of the supply of high-quality raw materials may adversely affect our reputation and cause a decrease in sales of our products and a loss of market share.

Our NPCC business depends significantly on the tire, PVC and PE industries. If the compositions of tires, PVC and PE change and we fail to develop formulas that are applicable to new compositions, our NPCC business could be harmed. In the three months ended March 31, 2010,our NPCC business derived approximately 34.9%, 25.3% and 20.0% of revenues from sales to PE, tire and PVC manufacturers, respectively. If these customers cease or decrease their orders of NPCC products from us, our NPCC business could be adversely affected. In addition, our modified NPCC products can be used in production of these products to obtain desired properties since their current product compositions allow for calcium carbonate as an additive. If the composition of these products change in the future, modified NPCC products may not be compatible with the change. As a result, our NPCC business could be adversely affected.

The United States government’s increase in tariffs on tires imported from China may harm the business of our customers, which would cause our revenue to decline and materially and adversely affect our business. China’s accession to the World Trade Organization (“WTO”) included transitional remedies to address import surges into other countries leading to market disruption. In the United States, the relevant safeguard provision was enacted as Section 421 of the Trade Act of 1974. Section 421 permits US domestic industries and workers injured by rapidly increasing imports from China to seek relief. Similar to other safeguard provisions, a Section 421 investigation is initiated by the filing of a petition with the United States International Trade Commission (“ITC”). On the basis of information developed in an investigation, the ITC determined, pursuant to section 421(b)(1) of the Trade Act of 1974, that certain passenger vehicle and light truck tires from China are being imported into the United States in such increased quantities or under such conditions as to cause or threaten to cause market disruption to the domestic producers of like or directly competitive products. On September 11, 2009, the United States government announced the decision to grant relief in the tire proceeding in the form of tariffs on such passenger vehicle and light truck tires from China being increased for a three-year period by 35% in year one, 30% in year two, and 25% in year three. The increase in tariffs may harm the export business of our NPCC customers in the tire industry, which would decrease demand for our NPCC products, cause our revenue to decline and materially and adversely affect our business.

The Chinese government is tightening its environmental laws and strengthening its enforcement, which could adversely affect our business. With increased environmental awareness among Chinese citizens, the Chinese government is beginning to tighten environmental laws and regulations. The measures include adopting new laws and regulations such as Urban and Rural Planning Law and Regulation on National General Survey of Pollution Sources, and amending existing laws and regulations such as Law of the PRC on the Prevention and Control of Water Pollution. Some of these laws and regulations govern the level of fees payable to government entities providing environmental protection services and the prescribed standards relating to the discharge of solid or liquid wastes and gases. Recently, the Chinese government has stepped up its enforcement efforts due to the occurrence of several significant environmental disasters. If we fail to comply with the PRC environmental protection laws and regulations or if any new or revised environmental laws and regulations are promulgated, we may have to increase capital investments to build or upgrade environmental protection facilities or incur the risk of being subject to fines, and, in either scenario, our business, results of operations and prospects may be adversely affected.

We, our suppliers and our customers are vulnerable to natural disasters which could severely disrupt the normal operation of our business and adversely affect our business, financial condition and operating results. We operate multiple facilities and source products from companies that operate facilities, which may be damaged or disrupted as a result of natural disasters such as earthquakes, floods, and heavy rains, technical disruptions such as electricity or infrastructure breakdowns, computer outages and electronic viruses. Such events may lead to the disruption of information systems and telecommunication services for sustained periods. Such natural disasters also may make it difficult or impossible for our employees to reach our business locations. Damage or destruction that interrupts our provision of products could adversely affect our reputation, our relationships with clients, or cause us to incur substantial additional expenditure to repair or replace damaged equipment or facilities. We may also be liable to our customers for disruption in service resulting from such damage or destruction. Furthermore, the operations of our suppliers could be subject to natural disasters and other business disruptions, which could cause shortages and price increases in various materials essential for the manufacturing of our products or result in shortage of our products. If we are unable to procure an adequate supply of raw materials that are required to manufacture our products, our revenue and operating results would be adversely affected.

Our business, financial condition and operating results depend on our customers’ future success with their products, which may fail to achieve the results we and our customers expect. Currently, we supply the tire, polyvinyl chloride (PVC) building materials, ink, paint, latex, adhesive, paper and polyethylene (PE) industries with our NPCC products. The potential for growth and success of our NPCC business largely depends on our customers’ future success in their products. If our customers are not successful in developing their products, their demand for our NPCC products may decrease and our NPCC business may be adversely impacted as a result.

The sales cycle for our products is difficult to predict, which may make it difficult to plan our expenses and forecast our operating results and could have an adverse effect on our financial results and share price. If our sales cycle lengthens, our quarterly operating results may become less predictable and more volatile. Due to the relatively large size of some orders, a delayed sale could have a material adverse effect on our quarterly revenue and operating results. If our projected revenue does not meet our expectations, we are likely to experience a shortfall in our operating profit relative to our expectations. As a result, we believe that period-to-period comparisons of our historical results of operations are not necessarily meaningful and that you should not rely on them as an indication for future performance. It is also possible that our quarterly results of operations may be below the expectations of public market analysts and investors. If this occurs, the price of our common stock will likely decrease.

We may not be able to maintain an effective system of internal control over financial reporting, a failure of which may prevent us from accurately reporting our financial results or detecting and preventing fraud. We are subject to reporting obligations under the U.S. securities laws. We are required to prepare a management report on our internal control over financial reporting containing our management’s assessment of the effectiveness of our internal control over financial reporting. In addition, our independent registered public accounting firm must report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over our financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may conclude that our internal control over financial reporting is not effective. Our reporting obligations as a public company may place a significant strain on our management, operational and financial resources and systems for the foreseeable future.

During 2010, we restated the unaudited consolidated financial statements for the quarter ended March 31, 2009 to correct an overstatement of income taxes related to the repurchase of convertible notes in February, 2009.  During 2009, we restated the consolidated statements of cash flows for the periods ended March, 31, June 30 and September 30, 2008 to correct errors in the classifications of cash flows. In May 2008, our consolidated financial statements for the year ended December 31, 2007 were restated to correct an overstatement of advances paid to suppliers and an understatement of property and equipment. In January 2007, our consolidated financial statements were restated to correct an overstatement of revenues and selling expenses for the years ended December 31, 2003, 2004, and 2005. Also, our December 31, 2003 consolidated financial statements were restated to correct an overstatement of general and administrative expenses and an understatement of cost of sales and selling expenses. Our restatements of our prior consolidated financial statements may have exposed us to risks associated with litigation, regulatory proceedings and government enforcement actions. We are unable to predict what action, if any, the SEC or other regulatory bodies may pursue or what consequences such an action may have on us. We are also unable to predict the likelihood of or potential outcomes from litigation, other regulatory proceedings or government enforcement actions, if any, relating to the need to restate our historical consolidated financial statements. The resolution of these matters could be time-consuming and expensive, and further distract management from other business concerns and harm our business. Furthermore, if we were subject to adverse findings in litigation, regulatory proceedings or government enforcement actions, we could be required to pay damages or penalties or have other remedies imposed, which could harm our business and financial condition.

Although the restatements we have made did not result in material changes to our previously reported revenues and profits, our management determined that certain material weaknesses existed in our internal control over financial reporting as of December 31, 2008. We cannot assure you that our financial statements will not be restated in a way that causes material changes to our reported revenues and profits in the future.

We may not be able to successfully carry out our strategic acquisition and investment strategy. Our future success depends in part on our ability to make strategic acquisitions and investments and failure to do so could have a material adverse effect on our market penetration and revenue growth. We, therefore, intend to make strategic acquisitions and investments in the chemical business. We cannot assure you however that we will be able to successfully make such strategic acquisitions and investments that will prove to be effective for our business due to certain uncertainties such as delay in obtaining required governmental approvals for making such strategic acquisitions.

Strategic acquisitions and investments could subject us to a number of risks, including risks associated with shared proprietary information and loss of control of operations that are material to our business. Moreover, strategic acquisitions and investments may be difficult to finance and/or expensive to fund and may also be expensive to implement and subject us to the risk of non-performance by a counterparty, which may in turn lead to monetary losses that materially and adversely affect our business. Strategic acquisition and investment could also divert our management’s attention as well as other resources away from our core business. Finally, a full integration of the acquired companies into our business may also prove to be difficult, which may hinder or delay our planned growth.

The cost of our raw materials fluctuates significantly, which may adversely impact our profit margin and financial position. Raw materials that we use in the manufacture of our NPCC products include limestone, anthracite, soft coal and modification agent, among which costs of anthracite and soft coal were 37.6% and 35.6% of the production cost of our NPCC business in 2009 and in the three months ended March 31, 2010,   respectively. The costs of modification agent and limestone were 25.84% and 20.4% of the production cost of our NPCC business in 2009 and in the three months ended March 31, 2010, respectively. The prices of these materials are subject to market forces largely beyond our control. In the last few years, coal prices have fluctuated substantially. The price for coal may continue to increase in the future due to the rapid development of the Chinese economy. If the price for coal and limestone increases in the future, our profit margin could decrease considerably.

We are dependent on our suppliers for key materials such as limestone and modification agent. If we cannot secure such raw materials from our suppliers, our business may be adversely affected. We purchase raw materials from suppliers. We may experience a shortage or interruption in the supply of our raw materials in the future and if any such shortage or interruption occurs, our production capabilities and results of operations could be materially adversely affected. At the present time, we purchase our supply of modification agent used in NPCC production exclusively from two suppliers. If these two suppliers are unwilling or unable to provide us with the modification agent we require in sufficient quantities and at acceptable prices, we would have to resort to our research and development center or alternative suppliers for modification agent supply. We cannot assure you that our research and development center would be able to make modification agent in a timely manner and in sufficient quantities or if alternative suppliers would be able to provide modification agent at commercially acceptable prices, on satisfactory terms, in a timely manner, or at all. Our inability to find or develop alternative sources could adversely affect our business operations.

We extend relatively long payment terms for accounts receivable for our NPCC business. If any of our customers fails to pay us, our business may be adversely affected as a result. As is customary in our industry in China, we extend relatively long payment terms to our customers of up to 90 days. As a result of the size of many of our orders, these extended terms adversely affect our cash flow and our ability to fund our operations from operating cash flow. Also, if our customers place large orders for our products, requiring fast delivery, our inventory and working capital may be impacted. If our customers experience sales slowdowns or other issues, they may not pay us in a timely fashion, even on our extended terms. The failure of our customers to pay us in a timely manner would negatively affect our working capital, which could in turn adversely affect our cash flow, revenues and operating results in subsequent periods.

Expansion of our business may put added pressure on our management and operational infrastructure and we may not be able to meet increased demand for our NPCC products, adversely affecting our operating results. Our business plan is to significantly grow our operations to meet anticipated growth in demand for existing NPCC products. Growth in our business may place a significant strain on our personnel, management, financial systems and other resources. The evolution of our business also presents numerous risks and challenges, including:

•	the continued acceptance of our NPCC products by the tire, PVC building materials and other industries;
•	our ability to successfully and rapidly expand sales to potential customers in response to potentially increasing demand;
•	the cost associated with such growth, which is difficult to quantify, but could be significant;

•	rapid technological change;

•	continued R&D efforts; and

•	highly competitive nature of the NPCC industry.
If we are successful in obtaining rapid market growth of our NPCC products, we will be required to deliver large volumes of quality products to customers on a timely basis at a reasonable cost to those customers. Meeting any such increased demand will require us to expand our manufacturing facilities, to increase our ability to purchase raw materials, to increase the size of our work force, to expand our quality control capabilities and to increase the scale upon which produce products. Such demands would require more capital and working capital than we currently have available. We cannot assure you that our current and planned operations, personnel, systems, internal procedures and controls will be adequate to support our future growth.

Our business depends substantially on the continuing efforts of our executive officers, research personnel and other key personnel, and our business may be severely disrupted if we lose their services. We depend on key members of our management team, research personnel and other key personnel. We do not maintain key employee insurance. If one or more of our executive officers and other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain new officers. Each of our executive officers, key research personnel and marketing managers has either entered into a confidentiality and non-competition agreement with us or is subject to confidentiality and non-competition obligations under their employment agreements with us. However, if any disputes arise between our executive officers, key research personnel and marketing managers and us, we cannot assure you, in light of uncertainties associated with the PRC legal system, the extent to which any of these agreements could be enforced in China, where all of our executive officers reside and hold substantially all of their assets. See “—Risks Related to Doing Business in China—Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.”

Our business depends on our ability to protect our intellectual property effectively. If any of our patents are not protected or any of our trade secrets are divulged, our business prospects may be harmed. The success of our business depends in substantial measure on the legal protection of the patents which we are licensed to use and co-own with Tsinghua University in China and other proprietary rights in technology we hold. We hold licensed patents in China and co-own a patent. We cannot assure you that our procedures adequately monitor the infringements of our intellectual property rights, and we cannot be certain that the steps we have taken will prevent unauthorized use of our intellectual property in China where it may be difficult to enforce the law to protect our proprietary rights as compared to the laws of the United States. The validity and breadth of claims in patents and trade secrets involve complex legal and factual issues and, therefore, the extent of their enforceability and protection is highly uncertain. Issued patents or patents based on pending patent applications or any future patent applications or trade secrets may not exclude competitors from the use of such intellectual propriety or may not provide a competitive advantage to us. In addition, patents that are licensed to us or that have been issued to us may not be held valid if subsequently challenged and others may claim rights in or ownership of such patents. Furthermore, we cannot assure you that our competitors have not developed, or will not develop similar products, will not duplicate our products, or will not design around any patents issued to or licensed by us.

We claim proprietary rights in various unpatented technologies, know-how, and trade secrets relating to products and manufacturing processes. We protect our proprietary rights in our products and operation through know-how and trade secrets, especially where we believe patent protection is not appropriate or obtainable. Trade secrets, however, are difficult to protect. While we use reasonable efforts to protect our trade secrets, such as nondisclosure agreements, our employees and research partners may unintentionally or willfully disclose our information to competitors. In addition, nondisclosure agreements may not be enforceable or provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure. For example, NPCC products are differently formulated for different applications. The formulas are maintained as trade secrets and are revealed only to a small number of technical and management personnel. In particular, our trade secrets provide us with a competitive edge in the tire industry, of which only a very few other NPCC manufacturers have successfully entered. If any of our trade secrets are divulged, we could lose our competitive edge in the tire and other industries. In addition, if our competitors independently develop information that is equivalent to our trade secrets, it will be more difficult for us to enforce our rights and our business could be harmed.

We may have difficulties in enforcing our intellectual property rights through litigation. Litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of proprietary rights of others. We cannot assure you that the outcome of such potential litigation will be in our favor. Such litigation may be costly and may divert management attention as well as our other resources away from our business. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, prospects and reputation. In addition, we have no insurance coverage against litigation costs and would have to bear all costs arising from such litigation to the extent we are unable to recover them from other parties. The occurrence of any of the foregoing could have a material adverse effect on our business, results of operations and financial conditions.

We may not be able to obtain the consent of Tsinghua University for the use of the membrane-dispersion patent by any future subsidiaries. Pursuant to an agreement with Tsinghua University, our Tai’an and Shaanxi NPCC facilities have the right to use a membrane-dispersion patent jointly held by Tsinghua University and us, and any third party use of the patent is prohibited without the prior consent of Tsinghua University. In the event that any future subsidiary, including our new capacity to be built in addition to the existing 10,000 metric tons of capacity in Chaodong, Anhui Province, desires to use the membrane-dispersion patent, we will be required to enter into additional fee arrangements with Tsinghua University. However, we cannot assure you that we will be able to enter into such arrangements with Tsinghua University allowing the use by such future subsidiaries of the membrane-dispersion patent under terms and conditions acceptable to us.

Risks Related To Our Industry

Disruptions in the capital and credit markets related to the current national and worldwide financial crisis, which may continue indefinitely or intensify, could adversely affect our results of operations, cash flows and financial condition, or those of our customers and suppliers. The current disruptions in the capital and credit markets may continue indefinitely or intensify, and adversely impact our results of operations, cash flows and financial condition, or those of our customers and suppliers. Disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions could adversely affect our access to liquidity needed to conduct or expand our businesses or conduct acquisitions or make other discretionary investments, as well as our ability to effectively hedge our currency or interest rate. Such disruptions may also adversely impact the capital needs of our customers and suppliers, which, in turn, could adversely affect our results of operations, cash flows and financial conditions.

China’s commitments to the World Trade Organization may intensify competition. In connection with its accession to the World Trade Organization, China made many commitments including opening its markets to foreign products, allowing foreign companies to conduct distribution businesses and reducing customs duties. As a result, foreign manufacturers may ship their NPCC products into or establish manufacturing facilities in China. Competition from foreign companies may reduce our selling prices, revenue and profit margins, adversely affecting our business.

Our failure to comply with ongoing governmental regulations could hurt our operations and reduce our market share. In China, the chemical industry is undergoing increasing regulations as environmental awareness increases in China and our manufacturing facilities are subject to various pollution control laws and regulations which include Environmental Protection Law of the PRC, the Law of the PRC on the Prevention and Control of Water Pollution, Implementation Rules of the Law of the PRC on the Prevention and Control of Water Pollution, the Law of the PRC on the Prevention and Control of Air Pollution, Safety Administration Regulations for Hazardous Chemicals, the Law of the PRC on the Prevention and Control of Solid Waste Pollution, and the Law of the PRC on the Prevention and Control of Noise Pollution. The trend is that the Chinese government toughens its regulations and penalties for violations of environmental regulations. New regulatory actions are constantly changing our industry. Although we believe we have complied with applicable government regulations in all material aspects, there is no assurance that we will be able to do so in the future.

If we cannot compete successfully for market share against other NPCC product companies, we may not achieve sufficient product revenues, and our business could suffer. The market for our products is characterized by intense competition and rapid technological advances. Our products compete with a multitude of products developed, manufactured and marketed by others and we expect competition from new market entrants in the future. We believe that the principal competitive factors in the markets for our products are manufacturing capacity, quality of products, price, research and development capability, and customer base.

Risks Related To Doing Business In China

Changes in China’s political or economic situation could harm our business and our operational results. Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some changes that could have this effect are:

•	Level of government involvement in the economy;

•	Control of foreign exchange;

•	Methods of allocating resources;

•	Balance of payments position;

•	International trade restrictions; and

•	International conflict.
The Chinese economy differs from the economics of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. The economic reforms in China have been conducted under a tight control of the Chinese government. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited. The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly and their interpretation and enforcement involves uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses. In addition, all of our executive officers and our directors are residents of China, and substantially all the assets of these persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against us or any of these persons.

The Chinese government exerts substantial influence over the manner in which we conduct our business activities. China only recently has permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property, work safety, labor protection, and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy, or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we hold in Chinese properties.

A slowdown or other adverse developments in the economy of the PRC may materially and adversely affect our customers, demand for our products and our business. All of our operations are conducted in the PRC. Although the economy of the PRC has grown significantly in recent years, we cannot assure you that such growth will continue. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC could materially reduce the demand for our products and materially and adversely affect our business.

Future inflation in China may inhibit our activity to conduct business in China. In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past three years, the annual rates of inflation in China have increased. Expansion and inflation have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. Higher inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the end market for our products. In addition, due to the tightening of credit, we may have difficulties in securing funding from financial institutions in China, which could adversely affect our operations.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively. The majority of our revenues will be settled in Renminbi and U.S. Dollars, and any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents at those banks in China authorized to conduct foreign exchange business. In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi.

The value of our securities will be affected by the foreign exchange rate between U.S. dollars and Renminbi. The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and Renminbi, and between those currencies and other currencies in which our sales may be denominated. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operational needs and should the Renminbi appreciate against the U.S. dollar at that time, our financial position, our business, and the price of our common stock may be harmed. If we decide to convert our Renminbi into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

We may not be able to distribute our assets upon liquidation. Our assets are predominately located inside China. Under the laws governing foreign investment enterprises in China, dividend distribution and liquidation are allowed but subject to certain procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to both the relevant government agency’s approval and supervision as well the foreign exchange control. This may generate additional risk for our investors in case of liquidation.

PRC regulations relating to the establishment of offshore special purpose companies by PRC domestic residents and registration requirements for employee stock ownership plans or share option plans may subject our PRC resident beneficial owners or the plan participants to personal liability, limit our ability to inject capital into our PRC subsidiaries, limit our subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us. State Administration for Foreign Exchange or SAFE issued a circular in October 2005 requiring PRC domestic residents to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of capital financing with assets or equities of PRC companies, referred to in the circular as an “offshore special purpose company”. PRC domestic residents who are stockholders of offshore special purpose companies and have completed round trip investments but did not make foreign exchange registrations for overseas investments before November 1, 2005 were retroactively required to register with the local SAFE branch before March 31, 2006. PRC resident stockholders are also required to amend their registrations with the local SAFE branch in certain circumstances. We are aware that our PRC domestic resident stockholders subject to the SAFE registration requirement have registered with the Shandong SAFE branch and amended their registration upon the share exchange between us and Faith Bloom Limited. We cannot provide any assurances that all of our stockholders who are PRC residents have made all required amendments and will make or obtain any applicable registrations or approvals required by these SAFE regulations. The failure or inability of our PRC resident stockholders to comply with the registration procedures set forth therein may subject us to fines and legal sanctions, restrict our cross-border investment activities, or limit our PRC subsidiaries’ ability to distribute dividends or limit our PRC subsidiaries’ ability to obtain foreign-exchange-dominated loans.

As it is uncertain how the SAFE regulations will be interpreted or implemented, we cannot predict how these regulations will affect our business operations or future strategy. For example, we may be subject to more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign currency-denominated borrowings, which may adversely affect our results of operations and financial condition. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the SAFE regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

In December 2006, the People’s Bank of China promulgated the Implementation Rules of the Administrative Measures for Individual Foreign Exchange, or the Individual Foreign Exchange Rules, setting forth the respective requirements for foreign exchange transactions by PRC individuals under either the current account or the capital account. In January 2007, SAFE issued implementing rules for the Individual Foreign Exchange Rules, which, among other things, specified approval requirements for certain capital account transactions such as a PRC individuals participation in the employee stock ownership plans or stock option plans of an overseas publicly-listed company. On March 28, 2007, SAFE promulgated the Application Procedure of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Holding Plan or Stock Option Plan of Overseas-Listed Company, or the Stock Option Rule. Under the Stock Option Rule, PRC individuals who are granted stock options by an overseas publicly-listed company are required, through a qualified PRC agent or a PRC subsidiary of such overseas publicly-listed company, to register with SAFE and complete certain other procedures. We and our PRC employees who might be granted stock options are subject to the Stock Option Rule. If we or our PRC optionees fail to comply with these regulations, we or our PRC optionees may be subject to fines and legal sanctions.

We may be treated as a resident enterprise for PRC tax purposes, under the Enterprise Income Tax Law and its implementing rules which became effective on January 1, 2008, and may subject to PRC income tax on our worldwide income and we may have to withhold PRC withholding tax for any dividends or interest we pay to our non-PRC corporate stockholders or noteholders. Under the Enterprise Income Tax Law of the People’s Republic of China, or the EIT Law, and its implementing rules, all domestic and foreign investment companies in China are subject to a uniform enterprise income tax at the rate of 25%. In addition, dividends from domestic companies to their foreign corporate stockholders are subject to withholding tax at a rate of 10%, if the foreign investors are considered non-resident enterprises without any establishment or place of operation within China or if the dividends payable have no connection with the establishment or place of operation of the foreign investors within China, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a lower withholding tax rate. Moreover, under the EIT Law, enterprises established under the laws of non-PRC jurisdictions, but whose “de facto management body” is located in the PRC are treated as resident enterprises for PRC tax purposes. Under the implementing rules of the EIT Law, “de facto management body” is defined as a body that has material and overall management and control over the business, personnel, accounts and properties of an enterprise. Because all of our management is currently based in China, we may be considered as a PRC resident enterprise.

If the PRC tax authorities determine that we are a “resident enterprise” for PRC EIT Law purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income”, we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. The impact of the imposition of enterprise income tax will be mitigated to the extent we can obtain a foreign tax credit for such taxes against our U.S. income tax liability on such income. Finally, it is possible that the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends or interest we pay to our non-PRC corporate stockholders or noteholders and with respect to gains derived by our non-PRC corporate stockholders or noteholders from transferring our shares or our convertible notes.

Our business benefits from certain PRC government incentives. Expiration of or changes to, these incentives could have a material adverse effect on our results of operations. In accordance with the former PRC Income Tax Law for Enterprises with Foreign Investment and Foreign Enterprises and the related implementing rules, and as approved by the relevant tax authorities, some of our PRC subsidiaries were subject to an effective enterprise income tax rate of 15% and a local income tax rate of 1.5% for 2007. Under approvals issued by the tax authorities and the transitional arrangements under the EIT Law and its relevant regulations, Shandong Haize Nanomaterials Co., Ltd. and Shandong Bangsheng Chemical Co., Ltd. were exempted from income tax for 2005 and 2006, were taxed at a reduced rate of 16.5% for 2007, and were taxed at 12.5% for 2008 and 2009; and Shaanxi Haize Nanomaterials Co., Ltd. was exempted from income tax for 2006 and 2007, and is taxed at a reduced rate of 12.5% from 2008 to 2010. As these tax incentives expire, our PRC subsidiaries income tax rate will increase significantly, and any increase of our PRC subsidiaries’ income tax rate in the future could have a material adverse effect on our financial condition and results of operations.

The EIT Law provides a unified enterprise tax rate of 25% and unified tax deduction standards are applied equally to both domestic-invested enterprises and foreign invested enterprises such as our PRC subsidiaries. The EIT Law and its relevant regulations provide a five-year transition period starting from January 1, 2008 for enterprises which were established prior to March 16, 2007. On December 26, 2007, the State Council issued the Notice of the State Council Concerning Implementation of Transitional Rules for Enterprise Income Tax Incentives, or Circular 39. Pursuant to Circular 39, foreign invested enterprises established prior to March 16, 2007 and eligible for certain preferential tax treatments, such as our PRC subsidiaries, continue to enjoy the preferential tax treatments in the manner and during the periods as former laws and administrative regulations provided until such periods expire. The unified income tax rate of 25% will be applied to our PRC subsidiaries after the expiration of the above-mentioned periods of preferential tax treatments. While the EIT Law equalizes the tax rate for foreign invested enterprises and domestic companies, preferential tax treatments continue to be given to companies in certain encouraged sectors and to those classified as high technology companies enjoying special support from the state. We cannot assure you that our PRC subsidiaries who enjoyed/is enjoying their respective tax holidays will continue to qualify for any preferential tax treatment after the transitional period provided by the EIT Law and its relevant regulations, which could result in a decrease in our profits. Any increase in our effective tax rate as a result of the above may adversely affect our operating results.

Our subsidiaries in China are subject to restrictions on dividend payments and making other payments to us or any other affiliated company. We are primarily a holding company and do not conduct any business operations other than our holding of the equity interests in China. As a result, we rely on dividends, consulting and other fees paid to us by our subsidiaries in China. Our ability to pay dividends and meet our obligations is partially dependent upon receiving such payments from our subsidiaries in China. PRC regulations permit payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations. Our subsidiaries in China are also required to set aside at least 10% of their after-tax profits, if any, each year according to Chinese accounting standards and regulations to fund certain reserve funds, unless such reserve funds have reached 50% of their respective registered capital. These reserves are not distributable as cash dividends. Furthermore, our subsidiaries are required to allocate portions of their respective after-tax profits to their enterprise expansion funds and staff welfare and bonus funds at the discretion of their boards of directors or equivalent governing bodies.

Our PRC subsidiaries are obligated to withhold and pay PRC individual income tax in respect of the salaries and certain other income received by their employees who are subject to PRC individual income tax. If our PRC subsidiaries fail to withhold or pay such individual income tax in accordance with applicable PRC regulations, they may be subject to certain sanctions and other penalties, which could have a material adverse impact on its business. Under PRC individual income tax law, our PRC subsidiaries are obligated to withhold and pay individual income tax in respect of the salaries and certain other income received by their employees who are subject to PRC individual income tax. Our PRC subsidiaries may be subject to certain sanctions and other liabilities under the PRC tax rules and regulations in case of failure to withhold and pay individual income taxes for their employees in accordance with the applicable law and regulations. Sales commission is a component of the salary of NPCC salesmen and we do not currently deduct or withdraw individual income tax for this portion of the salary. Although we have not received any notice or penalty from PRC tax authorities, we cannot assure you that such notice or penalty will not occur in the future. We have subsequently established relevant tax withholding policies and we believe that such taxes will be effectively withheld in 2010.

We have limited business insurance coverage in China, which could harm our business. We are exposed to many risks, including equipment failures, natural disasters, industrial accidents, power outages, and other business interruptions. Furthermore, if any of our products are faulty, then we may become subject to product liability claims or we may have to engage in a product recall. We do not carry business interruption insurance and as a result, we may be required to pay for financial and other losses, damages and liabilities, including those caused by natural disasters and other events beyond our control, out of our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

Any future outbreak of severe acute respiratory syndrome or avian influenza in China, or similar adverse public health developments, may severely disrupt our business and operations. A renewed outbreak of severe acute respiratory syndrome, the Avian Flu or another widespread public health problem in China, where all of our manufacturing facilities are located and where all of our revenues are derived from, could have a negative effect on our operations. In addition, there have been confirmed human cases of avian influenza in PRC, Vietnam, Iraq, Thailand, Indonesia, Turkey, Cambodia and other countries which have proven fatal in some instances. If such an outbreak or any other similar epidemic were to spread in China, where our operations are located, it may adversely affect our business and operating results.

Such an outbreak could have an impact on our operations as a result of:

•	quarantines or closures of our manufacturing facilities, which would severely disrupt our operations,

•	the sickness or death of our key officers and employees, and

•	a general slowdown in the Chinese economy.

Risks Related To Our Common Stock

The trading prices of many companies that have business operations only in China have been volatile, which may result in large fluctuations in the price of our common stock and losses for investors. The stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many companies that have business operations exclusively in China. These fluctuations have often been unrelated or disproportionate to the operating performance of many of these companies. Any negative change in the public’s perception of these companies could decrease our stock price regardless of our operating results. The market price of our common stock has been and may continue to be volatile. We expect our stock price to be subject to fluctuations as a result of a variety of factors, including factors beyond our control. These factors include:

•	actual or anticipated variations in our quarterly operating results;

•	announcements of technological innovations or new products or services by us or our competitors;

•	announcements relating to strategic relationships or acquisitions;

•	additions or terminations of coverage of our common stock by securities analysts;

•	statements by securities analysts regarding us or our industry;

•	conditions or trends in the our industry; and

•	changes in the economic performance and/or market valuations of other NPCC and chemical companies.

The prices at which our common stock trades will affect our ability to raise capital, which may have an adverse affect on our ability to fund our operations.

Our common stock may be considered to be a “penny stock” and, as such, the market for our common stock may be further limited by certain SEC rules applicable to penny stocks. To the extent the price of our common stock remains below $5.00 per share or we have net tangible assets of $2,000,000 or less, our common shares will be subject to certain “penny stock” rules promulgated by the SEC. Those rules impose certain sales practice requirements on brokers who sell penny stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000). For transactions covered by the penny stock rules, the broker must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to the sale. Furthermore, the penny stock rules generally require, among other things, that brokers engaged in secondary trading of penny stocks provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the bid and asked prices, disclosure of the compensation to the brokerage firm, and disclosure of the sales person working for the brokerage firm. These rules and regulations adversely affect the ability of brokers to sell our common shares and limit the liquidity of our securities.

We do not intend to pay cash dividends in the near future. We have never declared or paid cash dividends on our capital stock and we do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business. In addition, the terms of any future debt or credit facility may preclude us from paying any dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of potential gain in your investment for the foreseeable future.

We may incur increased costs as a result of changes in laws and regulations relating to corporate governance matters. As a public reporting company, we are required to comply with the Sarbanes-Oxley Act of 2002 and the related rules and regulations adopted by the SEC and by The NASDAQ Global Select Market, including expanded disclosures and accelerated reporting requirements. Compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and other requirements have increased our costs and require additional management resources. Additionally, these laws and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

We may require additional capital, which may not be available on commercially reasonable terms, or at all. Capital raised through the sale of equity securities may result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. Financing may be unavailable in amounts or on terms acceptable to us, or at all. Failure to obtain such additional capital could have an adverse impact on our business strategies and growth prospects.

If our executive officers, directors and principal stockholders choose to act together, they will be able to exert significant influence over us and our significant corporate decisions and may act in a manner that advances their best interests and not necessarily those of other stockholders. Our executive officers, directors, and beneficial owners of 5% or more of our outstanding common stock and their affiliates will beneficially own approximately 48.1% of our outstanding common stock. As a result, these persons, acting together, will have the ability to influence significantly the outcome of all matters requiring stockholder approval, including the election and removal of directors and any merger, consolidation, or sale of all or substantially all of our assets and they may act in a manner that advances their best interests and not necessarily those of other stockholders, including investors, by, among other things:

•	delaying, deferring or preventing a change in control of us;

•	entrenching our management and/or our board of directors;

•	impeding a merger, consolidation, takeover or other business combination involving us;

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us; or

•	causing us to enter into transactions or agreements that are not in the best interests of all stockholders.

We may incur substantial additional indebtedness in the future, which could adversely affect our financial condition and our ability to generate sufficient cash to satisfy our outstanding and future debt obligations. We may from time to time incur substantial additional indebtedness. If we or our subsidiaries incur additional debt, the risks that we face as a result of such indebtedness and leverage could intensify. The increase in the amount of our indebtedness could adversely affect our financial condition and our ability to generate sufficient cash.

For example, it could:

•	increase our vulnerability to adverse general economic and industry conditions;

•
require us to dedicate a substantial portion of our cash flow from operations to servicing and repaying indebtedness, thereby reducing the availability of cash flow to fund working capital, capital expenditures, dividend payments and other general corporate purposes;

•	limit our flexibility in planning for or reacting to changes in the businesses and the industries in which we operate;

•	place us at a competitive disadvantage compared to our competitors which have less debt;

•	limit, along with the financial and other restrictive covenants of such indebtedness, our ability to borrow additional funds; and

•	increase the cost of additional financing.
Our ability to generate sufficient cash to satisfy our outstanding and future debt obligations will depend upon our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond our control. We may not generate sufficient cash flow to meet our anticipated operating expenses or to service our debt obligations as they become due.

For the year ended December 31, 2009 and for the three months ended March 31, 2010, net cash inflow from operating activities of continuing operations were US$28.0 million and US$12.0 million, respectively. If we are unable to service our indebtedness, we will be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing existing indebtedness or seeking equity capital. These strategies, if implemented, may not be instituted on satisfactory terms. Any of these constraints upon us could materially and adversely affect our ability to satisfy our obligations under our 6.0% convertible senior notes due 2018.

Future issuances of shares or equity-related securities may depress the trading price of our shares. Any issuance of equity securities could dilute the interests of our existing stockholders and could substantially decrease the trading price of our shares. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy (including in connection with acquisitions, strategic collaborations or other transactions), to adjust our ratio of debt to equity and to satisfy our obligations upon the exercise of outstanding warrants or options or for other reasons.

Sales of a substantial number of shares or other equity-related securities in the public market could depress the market price of our shares, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our shares or other equity-related securities would have on the market price of our shares. In addition, the price of our shares could be affected by possible sales of our shares by investors who view our convertible notes as a more attractive means of obtaining equity participation in our company and by hedging or arbitrage trading activity by investors that we expect to develop involving our convertible note.

The market price for our shares may be volatile. The market price of our shares experienced, and may continue to experience, significant volatility. For the period from December 31, 2009 to March 31, 2010, the trading price of our shares on the NASDAQ Global Select Market and previously, on the Nasdaq Capital Market has ranged from a low of US$5.30 per share to a high of US$7.66 per share. Numerous factors, including many over which we have no control, may have a significant impact on the market price of our shares.

Our articles of incorporation contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our shares. Our articles of incorporation contain provisions that could discourage, delay or prevent a merger, acquisition or other change of control of our company or changes in our board of directors that our stockholders might consider favorable, including transactions in which you might receive a premium for your shares. For example, our board of directors has the authority to create and issue, without prior stockholder approval, preferred stock that may have rights senior to those of our common stock and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that is not approved by our board of directors. These provisions also could limit the price that investors might be willing to pay in the future for our shares, thereby depressing the market price of our shares. Stockholders who wish to participate in these transactions may not have the opportunity to do so. In addition, we are subject to the provisions of Chapter 78 of the Nevada Revised Statutes, which may prohibit certain business combinations with stockholders owning 10% or more of our outstanding voting stock. Any delay or prevention of a change of control transaction or changes in our board of directors could cause the market price of our common stock to decline.

You may have difficulty enforcing judgments obtained against us. Substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United Slates. A substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon those persons. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United Stales and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, it is uncertain whether such PRC courts would he competent to hear original actions brought in the PRC against us or such persons predicated upon the securities laws of the United States or any state.

Risks Related To Our 6.0% Convertible Senior Notes Due 2018

The notes are unsecured, are effectively subordinated to all of our existing and future secured indebtedness and are structurally subordinated to all liabilities of our subsidiaries, including trade payables. The notes are unsecured, are effectively subordinated to all of our existing and future secured indebtedness, to the extent of the assets securing such indebtedness, and are structurally subordinated to all liabilities of our subsidiaries, including trade payables. As of December 31, 2009, our subsidiaries had no short-term bank borrowings or long-term bank borrowings to which the notes would be structurally subordinated. All of our operations are conducted through our subsidiaries. None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Our right to receive assets from any of our subsidiaries upon its liquidation or reorganization, and the right of holders of the notes to participate in those assets, is structurally subordinated to claims of that subsidiary’s creditors, including trade creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make payments on the notes.

We have made only limited covenants in the indenture for the notes, and these limited covenants may not protect your investment. The indenture for the notes does not:

•
require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	restrict our subsidiaries’ ability to issue securities that would be senior to the shares of our subsidiaries held by us;

•	restrict our ability to repurchase our securities;

•	restrict our ability to pledge our assets or those of our subsidiaries

•	restrict our ability to make investments or to pay dividends or make other payments in respect of our shares, or other securities ranking junior to the notes; or

•	restrict our ability to incur indebtedness in an amount not exceeding $15 million.

Furthermore, the indenture for the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, which could substantially affect our capital structure and the value of the notes and our shares but may not constitute a “fundamental change” that permits holders to require us to repurchase their notes. For these reasons, the noteholder should not consider the covenants in the indenture or the repurchase features of the notes as a significant factor in evaluating whether to invest in the notes.

Because we have not registered the notes and the shares issuable upon conversion of the notes, the noteholders will have a limited ability to resell them. We have not registered the notes or the shares issuable upon conversion of the notes under the Securities Act or any state securities laws. Unless they are registered, noteholders may not offer or sell the notes or the shares issuable upon conversion of the notes except pursuant to exemptions from the registration and qualification requirements of federal and state securities law. Although we have agreed to file and make effective a registration statement under the Securities Act with respect to the notes and the shares issuable upon conversion of the notes, we may not be able to do so by and during the time periods we have agreed to do so. In addition, the registration rights agreement we entered into with the initial purchasers will permit us to prohibit offers and sales of the notes pursuant to that registration statement for a period of up to an aggregate of 30 days (or, under certain circumstances, 60 days) in any 90 days period or an aggregate of 90 days in any 12-month period. Holders of the notes must also take certain actions, including completing and submitting a questionnaire, and undertake certain obligations, before we are required to register their notes or the shares issuable upon conversion of the notes. For these reasons, the noteholder may not be able to resell their notes or shares issuable upon conversion of the notes. In addition, holders who sell their notes under the registration statement we agree to file may have certain potential liability under the Securities Act.

The increase in the conversion rate applicable to notes that holders convert in connection with a make-whole change of control may not adequately compensate you for the lost option time value of your notes that result from that make-whole change of control. If a make-whole change of control occurs, we will under certain circumstances increase the conversion rate applicable to holders who convert their notes within a specified time frame. The amount of the increase in the conversion rate depends on the date when the make- whole change of control becomes effective and the applicable price described in this offering memorandum. Although the increase in the conversion rate is designed to compensate the noteholder for the lost option time value of their notes as a result of the make-whole change of control, the increase in the conversion rate is only an approximation of the lost value and may not adequately compensate the noteholder for the loss. In addition, the noteholder will not be entitled to an increased conversion rate if the applicable price is greater than US$150 per share or less than US$15 per share (in each case, subject to adjustment).

Our obligation to increase the conversion rate as described above also could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies.

We may be unable to raise the funds to pay interest on the notes, to purchase the notes on the purchase dates, upon a fundamental change or at maturity. The notes initially bear interest semi-annually at a rate of 6.0%, and we, in certain circumstances, are obligated to pay additional interest. On June 1, 2011 and June 1, 2013, holders may require us to purchase, for cash, all or a portion of their notes, at 100% of their principal amount, plus any accrued and unpaid interest to, but excluding, that date. If fundamental change occurs, holders of the notes may require us to repurchase, for cash, all or a portion of their notes. We are obligated to pay the principal amount of the notes outstanding at the maturity date. We may not have sufficient funds for any required repurchase of the notes or required payment of principal return or interest, and we may have to refinance our credit facilities in order to make payments under the notes. In addition, the terms of any borrowing agreements which we may enter into from time to time may require early repayment of borrowings under circumstances similar to those constituting a fundamental change. These agreements may also make our repurchase of notes an event of default under such agreements. If we fail to pay interest on the notes or repurchase the notes when required, we will be in default under the indenture governing the notes.

The conversion rate of the notes may not be adjusted for all dilutive events. The conversion rate of the notes is subject to adjustment upon the occurrence of certain events, including, but not limited to, the issuance of share dividends on our shares, the issuance of certain rights or warrants, subdivisions, combinations, distributions of share capital, indebtedness or assets, cash dividends and certain issuer tender or exchange offers.

Such conversion rate will not be adjusted, however, for other events, such as a third party tender or exchange offer or an issuance of shares for cash, any of which may adversely affect the trading price of the notes or our shares. In addition, an event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Certain significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to purchase the notes. The fundamental change provisions will only afford protection to holders of the notes upon the occurrence of certain transactions. Other transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change. In the event of any such transaction, the holders would not have the right to require us to purchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the value of notes.

Because your right to require repurchase of the notes is limited, the market price of the notes may decline if we enter into a transaction that is not a fundamental change under the indenture relating to the notes. The term “fundamental change” is limited and may not include every event that might cause the market price of the notes to decline or result in a decrease in creditworthiness of the notes. The term “fundamental change” does not apply to certain transactions in which at least 90% of the consideration paid for our shares in a merger or similar transaction is securities traded on a United States national securities exchange. Our obligation to repurchase the notes upon a fundamental change may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction.

If you hold notes, you are not entitled to any rights with respect to our shares, but you are subject to all changes made with respect to our shares. If you hold notes, you are not entitled to any rights with respect to our shares (including, without limitation, voting rights and rights to receive any dividends or other distributions on our shares), but you are subject to all changes affecting the shares. You will only be entitled to rights on the shares if and when we deliver shares to you in exchange for your notes. For example, in the event that an amendment is proposed to our certificate of incorporation or articles of association requiring stockholders approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the shares, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any resulting changes in the powers, preferences or special rights that affect our shares.

If an active and liquid trading market for the notes does not develop, the market price of the notes may decline and the noteholders may be unable to sell the notes. The notes are a new issue of securities for which there is currently no public market, and no active trading market might ever develop. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price and volatility in the price, of our shares, our performance and other factors. In addition, we do not know whether an active trading market will develop for the notes. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed.

We have no plans to list the notes on a securities exchange; however, the notes sold to qualified institutional buyers pursuant to Rule 144A will be eligible for The Portal Market at the time of issuance thereof. Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, without notice.

The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. An active or liquid trading market for the notes may not develop, and you may be unable to resell your notes or may only be able to sell them at a substantial discount.

Provisions of the notes could discourage an acquisition of us by a third party. Certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the notes will have the right, at their option, to require us to repurchase all of their notes or any portion of the principal amount of such notes in integral multiples of US$1,000. We may also be required to issue additional shares upon conversion in the event of certain fundamental changes.

Transfers of the notes and the shares issuable upon conversion of the notes will be restricted. We are offering the notes and the shares issuable upon conversion of the notes in reliance upon exemptions from registration under the Securities Act and applicable state securities laws. As a result you may transfer or resell the notes and the shares issuable upon conversion of the notes only in a transaction registered in accordance with, or exempt from, these registration requirements. To the extent a holder receives shares upon conversion of the notes that are not restricted shares, such shares may be sold over the Nasdaq Global Select Market without needing to rely on the shelf registration statement. Pursuant to the registration rights agreement described herein, we have agreed to use our commercially reasonable efforts to file a registration statement with the SEC to register resale of the notes, the issuance of shares issuable upon conversion of the notes and the resale of such shares and to cause the registration statement to be effective. If we do not comply with our registration obligations with respect to the notes, we will be obligated to pay additional interest to holders of the notes. Selling securityholders who sell notes or shares issuable upon conversion of the notes pursuant to a shelf registration statement may be subject to certain restrictions and potential liability under the Securities Act.

Risks Related to This Offering

There is no assurance of an established public trading market, which would adversely affect the ability of investors in our company to sell their securities in the public markets.  Although our common stock trades on the NASD’s automated quotation system (the “NASDAQ Stock Market”), a regular trading market for the securities may not be sustained in the future. Market prices for our common stock will be influenced by a number of factors, including:

•	the issuance of new equity securities;

•	changes in interest rates;

•	competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	variations in quarterly operating results;

•	change in financial estimates by securities analysts;

•	the depth and liquidity of the market for our common stock;

•	investor perceptions of our company and the technologies industries generally; and

•	general economic and other national conditions.

The limited prior public market and trading market may cause volatility in the market price of our common stock.  Our common stock is currently traded on the NASDAQ under the symbol “SDTH.” The quotation of our common stock on the NASDAQ does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus subject to volatility. In the absence of an active trading market:

•	investors may have difficulty buying and selling or obtaining market quotations;

•	market visibility for our common stock may be limited; and

•	a lack of visibility for our common stock may have a depressive effect on the market for our common stock.

We do not anticipate paying dividends on our common stock.  We have never paid dividends on our common stock and do not anticipate paying dividends in the foreseeable future. Our directors intend to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business.

Broker-dealer requirements may affect trading and liquidity.   Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account.

        Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be “penny stock.” Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of our restricted stock in the public marketplace could reduce the price of our common stock.  From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), subject to certain limitations. The SEC has recently adopted amendments to Rule 144 which became effective on February 15, 2008. Under these amendments, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

        Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the total number of securities of the same class then outstanding; or

•	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

USE OF PROCEEDS

Except as otherwise provided in a prospectus supplement, we expect to use the net proceeds from the sale of securities offered pursuant to this prospectus for general corporate purposes, including possible acquisitions of complementary assets or businesses. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities.

GENERAL DESCRIPTION OF THE SECURITIES WE MAY OFFER

We, directly or through agents, dealers or underwriters designated from time to time, may offer, issue and sell, together or separately, up to $150,000,000 in the aggregate of

•	shares of our common stock;

•	debt securities, in one or more series;

•	warrants to purchase our debt or equity securities; or

•	any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each on terms to be determined at the time of sale.

 We may issue debt securities that are exchangeable for or convertible into shares of our common stock. When a particular series of securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities, as well as complete descriptions of the security or securities to be offered pursuant to the prospectus supplement. The summary descriptions of securities included in this prospectus are not meant to be complete descriptions of each security.

DESCRIPTION OF SHARE CAPITAL

Common Stock

We are a Nevada corporation and our affairs are governed by the Nevada Revised Statutes, as amended, (“NRS”), our articles of incorporation, as amended, (“Articles”), and our bylaws (“Bylaws”). The following is a summary of the material terms of capital stock. This summary is subject to and qualified in its entirety by the Article, the Bylaws and the NRS.

Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.00001 per share. As of June 14, 2010, there were 54,202,036 shares of our common stock issued and outstanding.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s articles of incorporation.

Holders of our common stock are entitled to share, prorate on the basis of shares held, in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Our common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Indemnification of Directors and Officers

Our Articles of Incorporation provides that we may indemnify our directors and officers to the full extent permitted by Nevada law.  We have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  In addition, we have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal.

Preferred Stock

Ten million (10,000,000) shares of preferred stock, $0.00001 par value are authorized but none issued. Shares of our preferred stock may be issued from time to time in one or more series, each of which series shall have such distinctive designation or title and such number of shares as shall be fixed by the board of directors prior to the issuance of any shares thereof. Each such series of preferred stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series of preferred stock as may be adopted from time to time by the board of directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it. The board of directors is further authorized to increase or decrease (but not below the number of shares then outstanding) the number of shares of any series of preferred stock subsequent to the issuance of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status of which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer, located at Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Fresco, Texas 75034. Their telephone number is 469-633-0101.

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities may be either secured or unsecured and will either be senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee to be specified in an accompanying prospectus supplement. Senior debt securities will be issued under a new senior indenture. Subordinated debt securities will be issued under a subordinated indenture. Together, the senior indentures and the subordinated indentures are sometimes referred to in this prospectus as the indentures. This prospectus, together with the applicable prospectus supplement, will describe the terms of a particular series of debt securities.

The forms of our senior and subordinated indentures are filed as exhibits to the registration statement of which this prospectus forms a part. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures (and any amendments or supplements we may enter into from time to time which are permitted under each indenture) and the debt securities, including the definitions therein of certain terms.

General

Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of ShengdaTech, Inc. The senior debt securities will rank equally with any of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness.

Unless otherwise specified in a prospectus supplement, the indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time at par or at a discount, and in the case of the new indentures, if any, in one or more series, with the same or various maturities. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

•	the title of the debt securities and whether they are subordinated debt securities or senior debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the ability to issue additional debt securities of the same series;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities on which principal will be payable;

•	the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

•	the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

•	whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more

•	currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

•	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•
the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the indenture;

•
if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

•
our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

•
the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an event of default (as described below), if other than the full principal amount;

•	the currency, currencies or currency unit in which we will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not United States dollars;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•
any deletions from, modifications of or additions to the events of default or our covenants with respect to the applicable series of debt securities, and whether or not such events of default or covenants are consistent with those contained in the applicable indenture;

•	any limitation on our ability to incur debt, redeem shares, sell our assets or other restrictions;

•	the application, if any, of the terms of the indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

•	whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

•	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our common stock or other securities or property;

•	whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

•	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an event of default;

•	the depository for global or certificated debt securities;

•	any special tax implications of the debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars, or other agents with respect to the debt securities;

•	any other terms of the debt securities not inconsistent with the provisions of the indentures, as amended or supplemented;

•
to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered, on the record date for such interest, the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable indenture;

•
if the principal of or any premium or interest on any debt securities of the series is to be payable in one or more currencies or currency units other than as stated, the currency, currencies or currency units in which it shall be paid and the periods within and terms and conditions upon which such election is to be made and the amounts payable (or the manner in which such amount shall be determined);

•
the portion of the principal amount of any securities of the series which shall be payable upon declaration of acceleration of the maturity of the debt securities pursuant to the applicable indenture if other than the entire principal amount; and

•
if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined).

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to any existing senior indebtedness.

Unless otherwise specified in the applicable prospectus supplement, under the subordinated indenture, “senior indebtedness” means all amounts due on obligations in connection with any of the following, whether outstanding at the date of execution of the subordinated indenture, or thereafter incurred or created:

•
the principal of (and premium, if any) and interest due on our indebtedness for borrowed money and indebtedness evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

•	all of our capital lease obligations or attributable debt (as defined in the indentures) in respect of sale and leaseback transactions;

•
all obligations representing the balance deferred and unpaid of the purchase price of any property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, except any such balance that constitutes an accrued expense or trade payable or any similar obligation to trade creditors;

•
all of our obligations in respect of interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; other agreements or arrangements designed to manage interest rates or interest rate risk; and other agreements or arrangements designed to protect against fluctuations in currency exchange rates or commodity prices;

•	all obligations of the types referred to above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

•	all obligations of the types referred to above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us).

 However, senior indebtedness does not include:

•
any indebtedness which expressly provides that such indebtedness shall not be senior in right of payment to the subordinated debt securities, or that such indebtedness shall be subordinated to any other of our indebtedness, unless such indebtedness expressly provides that such indebtedness shall be senior in right of payment to the subordinated debt securities;

•	any of our obligations to our subsidiaries or of a subsidiary guarantor to us or any other of our other subsidiaries;

•	any liability for federal, state, local or other taxes owed or owing by us or any subsidiary guarantor,

•	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

•	any obligations with respect to any capital stock;

•
any indebtedness incurred in violation of the indenture, provided that indebtedness under our credit facilities will not cease to be senior indebtedness under this bullet point if the lenders of such indebtedness obtained an officer’s certificate as of the date of incurrence of such indebtedness to the effect that such indebtedness was permitted to be incurred by the indenture; and

•	any of our indebtedness in respect of the subordinated debt securities.

Senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness.

Unless otherwise noted in an accompanying prospectus supplement, if we default in the payment of any principal of (or premium, if any) or interest on any senior indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.

In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration, subject to any security interest, will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

If any of the following events occurs, we will pay in full all senior indebtedness before we make any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

•	any dissolution or winding-up or liquidation or reorganization of ShengdaTech, Inc., whether voluntary or involuntary or in bankruptcy,

•	insolvency or receivership;

•	any general assignment by us for the benefit of creditors; or

•	any other marshaling of our assets or liabilities.

In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of senior indebtedness in accordance with the priorities then existing among such holders until all senior indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the subordinated indenture and before all the senior indebtedness has been paid in full, such payment or distribution will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the senior indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all senior indebtedness remaining unpaid to the extent necessary to pay all such senior indebtedness in full.

The subordinated indenture does not limit the issuance of additional senior indebtedness.

Events of Default, Notice and Waiver

Unless an accompanying prospectus supplement states otherwise, the following shall constitute “events of default” under the indentures with respect to each series of debt securities:

•	we default for 30 consecutive days in the payment when due of interest on the debt securities;

•	we default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the debt securities;

•	our failure to observe or perform any other of our covenants or agreements with respect to such debt securities for 60 days after we receive notice of such failure;

•	certain events of bankruptcy, insolvency or reorganization of ShengdaTech, Inc.; or

•	any other event of default provided with respect to securities of that series.

Unless an accompanying prospectus supplement states otherwise, if an event of default with respect to any debt securities of any series outstanding under either of the indentures shall occur and be continuing, the trustee under such indenture or the holders of at least 25% (or at least 10%, in respect of a remedy (other than acceleration) for certain events of default relating to the payment of dividends) in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an event of default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

Any past default under either indenture with respect to debt securities of any series, and any event of default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such indenture, except in the case of (1) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (2) certain events of default relating to the payment of dividends.

The trustee is required within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default.

The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the indentures at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that such direction shall not be in conflict with any rule of law or with the applicable indenture and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

No holder of a debt security of any series may institute any action against us under either of the indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (1) the holder has given to the trustee written notice of an event of default and of the continuance thereof with respect to the debt securities of such series specifying an event of default, as required under the applicable indenture, (2) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such indenture shall have requested the trustee to institute such action and offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; (3) the trustee shall not have instituted such action within 60 days of such request and (4) no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the debt securities of that series. We are required to furnish annually to the trustee statements as to our compliance with all conditions and covenants under each indenture.

Discharge, Defeasance and Covenant Defeasance

We may discharge or defease our obligations under the indenture as set forth below, unless otherwise indicated in the applicable prospectus supplement.

We may discharge certain obligations to holders of any series of debt securities issued under either the senior indenture or the subordinated indenture which have not already been delivered to the trustee for cancellation by irrevocably depositing with the trustee money in an amount sufficient to pay and discharge the entire indebtedness on such debt securities not previously delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be, and we or, if applicable, any guarantor, have paid all other sums payable under the applicable indenture.

If indicated in the applicable prospectus supplement, we may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except in all cases as otherwise provided in the relevant indenture) (“legal defeasance”) or (2) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to legal defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of legal defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant indenture. In addition, in the case of either legal defeasance or covenant defeasance, we shall have delivered to the trustee (1) if applicable, an officer’s certificate to the effect that the relevant debt securities exchange(s) have informed us that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit and (2) an officer’s certificate and an opinion of counsel, each stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been complied with.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

Under the indentures, unless an accompanying prospectus supplement states otherwise, we and the applicable trustee may supplement the indentures for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. We and the applicable trustee may also modify the indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the indenture. However, the indentures require the consent of each holder of debt securities that would be affected by any modification which would:

•	reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•
reduce the principal of or change the fixed maturity of any debt security or, except as provided in any prospectus supplement, alter or waive any of the provisions with respect to the redemption of the debt securities;

•	reduce the rate of or change the time for payment of interest, including default interest, on any debt security;
•
waive a default or event of default in the payment of principal of or interest or premium, if any, on, the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities and a waiver of the payment default that resulted from such acceleration);

•	make any debt security payable in money other than that stated in the debt securities;
•
make any change in the provisions of the applicable indenture relating to waivers of past defaults or the rights of holders of the debt securities to receive payments of principal of, or interest or premium, if any, on, the debt securities;

•	waive a redemption payment with respect to any debt security (except as otherwise provided in the applicable prospectus supplement);
•
except in connection with an offer by us to purchase all debt securities, (1) waive certain events of default relating to the payment of dividends or (2) amend certain covenants relating to the payment of dividends and the purchase or redemption of certain equity interests;

•	make any change to the subordination or ranking provisions of the indenture or the related definitions that adversely affect the rights of any holder; or
•	make any change in the preceding amendment and waiver provisions.

 The indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the indenture which is affected by the modification or amendment to waive our compliance with certain covenants contained in the indentures.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security thereafter may look only to us for payment thereof.

Denominations, Registrations and Transfer

Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder’s beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC’s records.

A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder’s name if:

•
we deliver to the trustee notice from DTC that it is unwilling or unable to continue to act as depository or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by us within 120 days after the date of such notice from DTC;

•
we in our sole discretion determine that the debt securities (in whole but not in part) should be exchanged for definitive debt securities and deliver a written notice to such effect to the trustee; or

•	there has occurred and is continuing a default or event of default with respect to the debt securities.

If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee’s corporate office or at the offices of any paying agent or trustee appointed by us under the indentures. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

Governing Law

The indentures and debt securities will be governed by, and construed in accordance with, the laws of the State of New York, without regard to its principles of conflicts of laws, except to the extent the Trust Indenture Act is applicable.

Trustee

The trustee or trustees under the indentures will be named in any applicable prospectus supplement.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we so indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

General

We may issue warrants for the purchase of common stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock and/or debt securities, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we may issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. Each warrant agent may be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000. We will indicate the name and address of any such warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased, if not United States dollars;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•
in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency, if not United States dollars, in which, this principal amount of debt securities may be purchased upon such exercise;

•
in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

 Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•
in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. Eastern Time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

If a warrant holder exercises only part of the warrants represented by a single certificate, the warrant agent will issue a new warrant certificate for any warrants not exercised. Unless the prospectus supplement states otherwise, no fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable.

The exercise price and the number of shares of common stock for which each warrant can be exercised will be adjusted upon the occurrence of events described in the warrant agreement, including the issuance of a common stock dividend or a combination, subdivision or reclassification of common stock.

Unless the prospectus supplement states otherwise, no adjustment will be required until cumulative adjustments require an adjustment of at least 1% in the exercise price. From time to time, we may reduce the exercise price as may be provided in the warrant agreement.

Unless the prospectus supplement states otherwise, if we enter into any consolidation, merger, or sale or conveyance of our property as an entirety, the holder of each outstanding warrant will have the right to acquire the kind and amount of shares, other securities, property or cash receivable by a holder of the number of shares of common stock into which the warrants were exercisable immediately prior to the occurrence of the event.

Modification of the Warrant Agreement

The warrant agreements may permit us and the warrant agent, if any, without the consent of the warrant holders, to supplement or amend the agreement in the following circumstances:

•	to cure any ambiguity;

•	to correct or supplement any provision which may be defective or inconsistent with any other provisions; or

•	to add new provisions regarding matters or questions that we and the warrant agent may deem necessary or desirable and which do not adversely affect the interests of the warrant holders.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date or occurrence.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depository arrangements relating to such units.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus through underwriters or dealers, through agents, or directly to one or more purchasers or through a combination of these methods. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters, if any, and if required, any dealers or agents, and the amount of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities from us and the net proceeds to us from the sale of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	varying prices determined at the time of sale related to such prevailing market prices; or

•	negotiated prices.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

If we use underwriters in the sale, the underwriters will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

If we use a dealer in the sale of the securities being offered pursuant to this prospectus or any prospectus supplement, the securities will be sold directly to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

We may sell the securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we may pay the agent in the applicable prospectus supplement.

We may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the applicable prospectus supplement.

In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase securities directly and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act.

We may provide agents and underwriters with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

In addition, we may enter into derivative transactions with third parties (including the writing of options), or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.

To facilitate an offering of a series of securities, persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the market price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than have been sold to them by us. In those circumstances, such persons would cover such over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to those persons. In addition, those persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to underwriters or dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above, if implemented, may have on the price of our securities.

RATIO OF EARNINGS TO FIXED CHARGES

 The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. The ratios are calculated by dividing earnings by the fixed charges.

						Three months
						ended
	2005	2006	2007	2008	2009	March 31, 2010

Ratio of earnings to fixed charges	67.11	65.02	130.45	4.19	2.98	3.30

LEGAL MATTERS

Certain legal matters as to the validity of the securities registered and certain other legal matters as to Nevada law will be passed upon for us by Lionel, Sawyer & Collins.

EXPERTS

The consolidated financial statements of ShengdaTech, Inc. as of December 31, 2009 and 2008, and for the years then ended, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG's audit report dated March 15, 2010 covering the December 31, 2009 consolidated financial statements refers to a retrospective change in the method of accounting for convertible notes. KPMG's report dated March 15, 2010 on the effectiveness of internal control over financial reporting as of December 31, 2009 contains an explanatory paragraph that states management and KPMG has not evaluated the effectiveness of internal control over financial reporting at Anhui Chaodong Nanomaterials Science and Technology Co., Ltd., which was acquired in 2009. KPMG’s audit of internal control over financial reporting of ShengdaTech, Inc. as of December 31, 2009 also excluded an evaluation of the internal control over financial reporting of Chaodong.

The consolidated financial statements of ShengdaTech, Inc. and subsidiaries for the year ended December 31, 2007 have been incorporated by reference herein in reliance upon the report of Hansen, Barnett & Maxwell, P.C., an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. In accordance with the Exchange Act, we file periodic reports, proxy statements and information statements and other information with the Securities and Exchange Commission.

We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form S-3 under the Securities Act with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to our company and the securities offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit.

You may read and copy any reports or other information that we file or furnish with the SEC at the SEC’s Public Reference Room located at Station Place, 100 F Street, N.E., Washington, DC 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room in Washington D.C. and other locations. Our SEC filings are also available via the SEC’s website (www.sec.gov).

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any and all of these filings (except exhibits, unless they are specifically incorporated by reference into this prospectus). Please direct any requests for copies to:

Unit 2003, East Tower, Zhong Rong Heng Rui International Plaza,

620 Zhang Yang Road, Pudong District, Shanghai 200122

People's Republic of China

86-21-58359979

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference in this prospectus the information contained in the following documents (other than any portions of the respective filings that were furnished under applicable SEC rules rather than filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2009, which was filed on March 15, 2010.

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, which was filed on May 10, 2010;

•	our Current Report on Form 8-K, filed on March 22, 2010;

•	our definitive information statement, which was filed on April 30, 2010; and

•	the description of our common stock contained in the Registration Statement on Form 8-A filed on May 16, 2007.

We are also incorporating by reference all other reports that we will file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of the respective filings that will be furnished under applicable SEC rules rather than filed) until all the securities that may be offered under this prospectus are sold. The information that we file with the SEC after the date of this prospectus and prior to the completion of the offering of the securities under this prospectus will update and supercede the information contained in this prospectus and incorporated filings. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

You may obtain copies of these documents from us, free of charge, by contacting us at the address or telephone number provided in “Where You Can Find More Information” immediately above.

SHENGDATECH, INC.

$150,000,000

Common Stock

Debt Securities

Warrants

Units

PROSPECTUS

                    , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated fees and expenses in connection with the shelf registration, issuance and distribution of $150,000,000 of securities registered under this registration statement, other than any underwriting discounts and commissions, all of which shall be borne by ShengdaTech, Inc..  All of such fees and expenses, except for the SEC registration fee, are estimated. The actual amounts of such fees and expenses will be determined from time to time.

Amount
SEC Registration Fee		$10,695
Accounting Fees and Expenses		*
Legal Fees and Expenses		*
Transfer Agent and Registrar Fees and Expenses		*
Printing and Engraving Expenses		*
Trustees Fees and Expenses		*
Miscellaneous Fees and Expenses		*
Total	$	*

* To follow by amendment.

Item 15. Indemnification of Directors and Officers

The Nevada General Corporation Law provides that corporations may include a provision in their articles of incorporation relieving directors of monetary liability for breach of their fiduciary duty as directors, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of a dividend or unlawful stock purchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit. Our articles of incorporation provides that directors are not liable to us or our stockholders for monetary damages for breach of their fiduciary duty as directors to the fullest extent permitted by Nevada law. In addition to the foregoing, our bylaws provide that we may indemnify directors, officers, employees or agents to the fullest extent permitted by law and we have agreed to provide such indemnification to each of our directors.

The above provisions in our articles of incorporation and bylaws and in the written indemnity agreements may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their fiduciary duty, even though such an action, if successful, might otherwise have benefited us and our stockholders. However, we believe that the foregoing provisions are necessary to attract and retain qualified persons as directors.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

(a)       Articles of Incorporation. Our Articles of Incorporation provide that to the fullest extent permitted by the Nevada General Corporation Law as the same exists or may hereafter be amended, a director of our corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(b)       Bylaws. Our Bylaws provide that we may indemnify our directors, officers, employees and other agents to the fullest extent permitted under the Nevada General Corporation Law.

Item 16.  Exhibits

See Exhibit Index beginning on page II-7 of this registration statement.

Item 17. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 10-K- at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Act of 1934 that are incorporated by reference in this Form S-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules an regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement amendment to be signed on its behalf by the undersigned, thereunto duly authorized, on June 15, 2010.

SHENGDATECH, INC.

By:	/s/ Xiangzhi Chen
Name:	Xiangzhi Chen
Title:	Chief Executive Officer (Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Xiangzhi Chen, and each of them acting individually, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Xiangzhi Chen	President, Chief Executive Officer and Director	June 15, 2010

Name: Xiangzhi Chen

/s/ Anhui Guo	Director and Chief Operating Officer	June 15, 2010

Name: Anhui Guo

/s/ Dongquan Zhang	Director	June 15, 2010

Name: Dongquan Zhang

/s/ A. Carl Mudd	Director	June 15, 2010

Name: A. Carl Mudd

/s/ Sheldon Saidman	Director	June 15, 2010

Name: Sheldon Saidman

EXHIBIT INDEX

1.1**	Underwriting Agreement

3.1
Articles of Incorporation of the Registrant filed with the Nevada Secretary of State on May 11, 2001, as amended by Certificate of Amendment to Articles of Incorporation filed with the Nevada Secretary of State on February 13, 2006. (incorporated by reference to Exhibit 3.1 to Pre-Effective Amendment No. 2 to the Registration Statement on Form S-1 (SEC File No. 333-132906) filed on December 18, 2006).

3.2
Certificate of Amendment and Restatement of Articles of Incorporation filed with the Nevada Secretary of State on January 3, 2007 (incorporated by reference to Exhibit 3.2 to Pre-Effective Amendment No. 3 to the Registration Statement on Form S-1 (SEC File No. 333-132906) filed on January 9, 2007).

3.3	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on March 1, 2007).

4.1
Indenture of convertible senior notes between ShengdaTech, Inc. and the Bank of New York dated as of May 28, 2008 (incorporated by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed on June 3, 2008).

4.2*	Specimen Common Stock Certificate

4.3*	Form of Senior Debt Indenture

4.4*	Form of Subordinate Debt Indenture

4.5**	Form of Senior Note

4.6**	Form of Subordinate Note

4.7*	Form of Common Stock Warrant Agreement and Warrant Certificate

4.8*	Form of Debt Securities Warrant Agreement and Warrant Certificate

4.9**	Form of Unit Agreement

5.1	Opinion of Preston Gates Ellis, LLP (incorporated by reference to Exhibit 5.1 to Registrant’s Registration Statement on Form SB-2 filed on March 31, 2006).

5.2*	Opinion of Lionel, Sawyer & Collins

10.1
Financial Advisory Agreement between Eastern Nanomaterials Pte Co., Ltd. and HFG International Co., Ltd., dated as of September 26, 2005, as amended and supplemented on March 29, 2006 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.2
Industrial Product Sales Agreement between Shandong Shengda Chemical Machinery Co., Ltd. and Shandong Shengda Chemicals Co., Ltd., dated as of December 10, 2002 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.3
Industrial Product Sales Agreement between Shandong Shengda Chemical Machinery Co., Ltd. and Shandong Shengda Chemicals Co., Ltd., dated as of December 12, 2002 (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.4
Industrial Product Sales Agreement between Shandong Shengda Chemical Machinery Co., Ltd. and Shandong Shengda Chemicals Co., Ltd., dated as of December 15, 2002 (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.5
Industrial Product Sales Agreement between Shandong Shengda Chemical Machinery Co., Ltd. and Shandong Shengda Chemicals Co., Ltd., dated as of December 16, 2002 (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.6
Industrial Product Sales Agreement between Shandong Shengda Chemical Machinery Co., Ltd. and Shandong Shengda Chemicals Co., Ltd., dated as of December 20, 2002 (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.7
Industrial Product Sales Agreement between Shandong Shengda Chemical Machinery Co., Ltd. and Shandong Shengda Chemicals Co., Ltd., dated as of December 20, 2002 (incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.8
Industrial Product Sales Agreement between Shandong Shengda Chemical Machinery Co., Ltd. and Shandong Shengda Chemicals Co., Ltd., dated as of December 26, 2002 (incorporated by reference to Exhibit 10.8 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.9
Industrial Product Sales Agreement between Shandong Shengda Chemical Machinery Co. Ltd. and Shandong Shengda Chemicals Co. Ltd., dated as of December 26, 2002 (incorporated by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.10
Industrial Product Sales Agreement between Shandong Shengda Chemical Machinery Co. Ltd. and Shandong Shengda Chemicals Co. Ltd., dated as of December 26, 2002 (incorporated by reference to Exhibit 10.10 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.11
Industrial Product Sales Agreement between Shandong Shengda Chemical Machinery Co., Ltd. and Shandong Shengda Chemicals Co., Ltd., dated as of January 10, 2003 (incorporated by reference to Exhibit 10.11 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.12
Industrial Product Sales Agreement between Shandong Shengda Chemical Machinery Co., Ltd. and Shandong Shengda Chemicals Co., Ltd., dated as of January 12, 2003 (incorporated by reference to Exhibit 10.12 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.13
Industrial Product Sales Contract between Feicheng Longxin Material Storage & Transportation Co., Ltd. and Shandong Shengda Chemical Co., Ltd. dated as of January 15, 2003 (incorporated by reference to Exhibit 10.13 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.14
Industrial Product Sales Contract between Xintai Quangou Coal Mine and Shandong Shengda Chemical Co., Ltd. dated as of January 15, 2003 (incorporated by reference to Exhibit 10.14 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.15
Industrial Product Sales Contract between Xintai Zhaizhen Coal Mine and Shandong Shengda Chemicals Co., Ltd. dated as of January 19, 2003 (incorporated by reference to Exhibit 10.15 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.16
Industrial Product Sales Contract between Shandong Shengda Chemical Machinery Co., Ltd and Shandong Shengda Chemicals Co., Ltd. dated as of July 5, 2004 (incorporated by reference to Exhibit 10.16 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.17
Joint Research and Development Agreement between Shandong Shengda Technology Co., Ltd and Qingdao University of Science and Technology dated as of September 28, 2004 (incorporated by reference to Exhibit 10.17 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.18
Asset Purchase Agreement between Shandong Shengda Chemical Co., Ltd. and Dongfang Nanomaterials Pte., Ltd. dated as of November 24 2004, as amended and supplemented on February 20, 2005 (incorporated by reference to Exhibit 10.18 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.19
Asset Purchase Agreement between Shandong Shengda Nanomaterials Co., Ltd. and Dongfang Nanomaterials Pte., Ltd. dated as of November 24 2004, as amended and supplemented on February 20, 2005 (incorporated by reference to Exhibit 10.19 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.20
Joint Technology Development Contract between Shandong Haize Nanomaterials Co., Ltd. and Tsinghua University dated as of January 12, 2005, as supplemented on May 10, 2005 (incorporated by reference to Exhibit 10.20 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.21
Contract on the Joint Development & Application of NPCC by and among Shandong Shengda Technology Co., Ltd, Polymer Modification Research Lab of Qingdao University of Science and Technology and Tsingdao Siwei Chemicals Co., Ltd. dated as of March 4, 2003, as amended on January 31, 2005 to designate Shandong Haize Nanomaterials Co., Ltd as the assignee of Shandong Shengda Technology Co., Ltd. (incorporated by reference to Exhibit 10.21 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.22
Nano Technology License & Transfer Agreement between Shandong Shengda Technology Co., Ltd. and Shandong Haize Nanomaterials Co., Ltd. dated as of January 6, 2005 (incorporated by reference to Exhibit 10.22 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.23
Equipment Leasing Agreement between Shandong Shengda Technology Co., Ltd and Shandong Bangsheng Chemicals Co., Ltd. dated as of February 20, 2005 (incorporated by reference to Exhibit 10.23 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.24
Trademark Transfer Agreement between Shandong Shengda Technology Co., Ltd and Shandong Haize Nanomaterials Co., Ltd. dated as of February 22, 2005 (incorporated by reference to Exhibit 10.24 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.25
Trademark Transfer Agreement between Shandong Shengda Chemicals Co., Ltd. and Shandong Bangsheng Chemical Co., Ltd. dated as of February 22, 2005 (incorporated by reference to Exhibit 10.25 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.26
Land-use Right and Building Leasing Agreement between Shandong Haize Nanomaterials Co., Ltd. and Shandong Shengda Technology Co., Ltd, Ltd. dated as of February 22, 2005, as amended and supplemented on March 21, 2006 (incorporated by reference to Exhibit 10.26 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.27
Land-use Right and Building Leasing Agreement between Shandong Bangsheng Chemical Co., Ltd. and Shandong Shengda Technology Co., Ltd. dated as of February 22, 2005, as amended and supplemented on March 21, 2006 (incorporated by reference to Exhibit 10.27 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.28
Industrial Product Sales Contract between Shandong Shengda Chemical Machinery Co., Ltd and Shandong Bangsheng Chemicals Co., Ltd. dated as of March 2, 2005 (incorporated by reference to Exhibit 10.28 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.29
Industrial Product Sales Contract between Shandong Taifeng Mining Co., Ltd. and Shandong Bangsheng Chemicals Co., Ltd. dated as of March 5, 2005 (incorporated by reference to Exhibit 10.29 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.30
Anthracite Supply Contract between Shandong Bangsheng Chemicals Co., Ltd. and Jincheng Yapeng Trading Co., Ltd. dated as of March 6, 2005 (incorporated by reference to Exhibit 10.30 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.31
Construction Contract between Shandong Bangsheng Chemicals Co., Ltd. and Chen Houzhi dated as of March 1, 2005 (incorporated by reference to Exhibit 10.31 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.32
Construction Contract between Shandong Bangsheng Chemicals Co., Ltd. and Chen Houzhi dated as of April 1, 2005 (incorporated by reference to Exhibit 10.32 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.33
Urea Supply Contract between Shandong Feida Chemical Technology Co., Ltd. and Shandong Bangsheng Chemical Co., Ltd. dated as of May 26, 2005 (incorporated by reference to Exhibit 10.33 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.34
Anthracite Supply Contract between Shandong Haize Nanomaterials Co., Ltd. and Feicheng Longxin Material Storage & Transportation Co., Ltd. dated as of June 1, 2005 (incorporated by reference to Exhibit 10.34 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.35
Industrial Product Sales Contract between Shandong Taifeng Mining Co., Ltd. and Shandong Haize Nanomaterials Co., Ltd. dated as of June 13, 2005 (incorporated by reference to Exhibit 10.35 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.36
Industrial Product Sales Contract between Shandong Haize Nanomaterials Co., Ltd. and Dalian Jinyuan Construction Plastics Co. dated as of June 19, 2005 (incorporated by reference to Exhibit 10.36 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.37
Industrial Product Sales Contract between Shandong Haize Nanomaterials Co., Ltd. and Zhaoyuan LiAo Rubber Products Co. dated as of August 8, 2005 (incorporated by reference to Exhibit 10.37 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.38
Industrial Product Sales Contract between Shandong Haize Nanomaterials Co., Ltd. and Triangle Tire Co., Ltd dated as of August 10, 2005 (incorporated by reference to Exhibit 10.38 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.39
Share Transfer Agreement between Singapore Dongfang Nanomaterials Pte., Ltd. and Faith Bloom Limited dated as of December 31, 2005 (incorporated by reference to Exhibit 10.39 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.40
Share Transfer Agreement between Singapore Dongfang Nanomaterials Pte., Ltd. and Faith Bloom Limited dated as of December 31, 2005 (incorporated by reference to Exhibit 10.40 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.41
Lime Stone Supply Contract between Shandong Haize Nanomaterials Co., Ltd. and Laiwu Yujie Stone Materials Factory dated as of March 27, 2005 (incorporated by reference to Exhibit 10.41 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.42
Employment Contract between Shandong Haize Nanomaterials Co., Ltd. and Zhaowei Ma dated as of January 1, 2005 (incorporated by reference to Exhibit 10.42 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.43
Employment Contract between Shandong Bangsheng Chemicals Co., Ltd. and Xiqing Xu dated as of January 1, 2005 (incorporated by reference to Exhibit 10.43 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.44
Loan Agreement among Eastern Nano-Materials Holdings Pte. Ltd., Value Monetization Ltd. and International Factors (Singapore) Ltd. dated as of May 6, 2005, as terminated by two letters from Value Monetization and International Factors (Singapore) Ltd, dated December 30, 2005 and December 29, 2005, respectively (incorporated by reference to Exhibit 10.44 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.45
Employment Contract between Shandong Haize Nanomaterials Co., Ltd. and Xukui Chen dated as of January 1, 2005 (incorporated by reference to Exhibit 10.45 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.46
Financing Agreement between HFG International and Eastern Nanomaterials Pte. Co., Ltd., dated as of September 26, 2005, as amended and supplemented on March 29, 2006 to designate Faith Bloom as the assignee for Eastern Nanomaterials Pte. Co., Ltd. (incorporated by reference to Exhibit 10.46 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.47
Short Term Loan Agreement between Shandong Shengda Chemicals Co., Ltd. and Bank of China Taian Branch, dated as of February 1, 2003 (incorporated by reference to Exhibit 10.47 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.48
Short Term Loan Agreement between Shandong Shengda Nanomaterials Co., Ltd. and Bank of China, Taian Branch, dated as of January 9, 2003 (incorporated by reference to Exhibit 10.48 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.49
Memorandum of Understanding between Faith Bloom Limited and Shandong Shengda Technology Co., Ltd. dated as of March 21, 2006 (incorporated by reference to Exhibit 10.49 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.50
Engagement Letter of Sterne Agee & Leach, Inc., as managing placement agent, and Global Hunter Securities, as co-placement agent, of up to $15,000,000 of common stock of Faith Bloom Limited, dated as of March 16, 2006 (incorporated by reference to Exhibit 10.50 to the Registrant’s Current Report on Form 8-K filed on April 6, 2006).

10.51
Purchase Agreement of senior convertible notes between ShengdaTech, Inc. and Oppenheimer & Co. Inc. dated as May 22, 2008 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 3, 2008).

10.52
Registration Rights Agreement between ShengdaTech, Inc. and Oppenheimer & Co. Inc. dated as of May 28, 2008 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on June 3, 2008).

10.53	Form of Lock Up Agreement dated as of May 22, 2008 (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on June 3, 2008).

10.54
Translation of NPCC Project Investment Contract between Zibo Hi-Tech Industry Development Zone Administration Committee and Faith Bloom Ltd. dated June 19, 2008 (incorporate by reference to Exhibit 10.54 to the Registrant’s Annual Report on Form 10-K filed on March 15, 2010).

10.55
Project Investment Contract dated August 28, 2009 by and between the Company and the local government of Hanshan County, Anhui Province, People’s Republic of China (incorporate by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on September 3, 2009).

12.1*	Computation of Ratio of Earnings to Fixed Charges.

16.1	Letter from John Geib, Chartered Accountant (incorporated by reference to Exhibit 16.1 to the Registrant’s Current Report on Form 8-K filed on March 18, 2005).

16.2	Letter from Swartz Levitsky Feldman LLP, Chartered Accountants (incorporated by reference to Exhibit 16.2 to the Registrant’s Current Report on Form 8-K filed on March 18, 2005).

16.3	Letter from Rotenberg & Co., LLP (incorporated by reference to Exhibit 16.1 to the Registrant’s Current Report on Form 8-K filed on May 17, 2006).

16.4	Letter from Hansen, Barnett & Maxwell, P.C. (incorporated by reference to Exhibit 16.1 to the Registrant’s Current Report on Form 8-K/A filed on November 18, 2008).

21.1	List of Subsidiaries (incorporate by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K filed on March 15, 2010).

23.1*	Consent of Lionel, Sawyer & Collins (reference is made to Exhibit 5.2).

23.2*	Consent of KPMG.

23.3*	Consent of Hansen, Barnett & Maxwell, P.C.

24.1	Power of Attorney (contained on the signature page of this registration statement).

25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, of a trustee acceptable to the registrant, as trustee under any new indenture.

* Filed herewith.

** To the extent applicable, to be filed by an amendment or as an exhibit to a document filed under the Exchange Act and incorporated by reference herein.